Exhibit 10.9
AMENDED AND RESTATED
CREDIT AGREEMENT
AMONG
APPROACH RESOURCES I, LP
AS BORROWER,
THE FROST NATIONAL BANK
AND THE INSTITUTIONS NAMED HEREIN
AS LENDERS,
AND
THE FROST NATIONAL BANK
AS ADMINISTRATIVE AGENT
FEBRUARY 15, 2007
$100,000,000 REVOLVING CREDIT

i

		Page No.
27.	Survival	50
28.	Parties Bound	50
29.	Assignments and Participations	50
30.	Choice of Forum: Consent to Service of Process and Jurisdiction	52
31.	Waiver of Jury Trial	52
32.	Other Agreements	52
33.	Financial Terms	52
34.	Tri-Party Loan	52
35.	USA Patriot Act Notice	52
36.	Original Credit Agreement	52

Exhibits
Exhibit “A”	-	Form of Notice of Borrowing
Exhibit “B”	-	Form of Note
Exhibit “C”	-	Form of Certificate of Compliance
Exhibit “D”	-	Form of Assignment and Acceptance Agreement

Schedules
Schedule 1	-	Liens
Schedule 2	-	Financial Condition
Schedule 2(e)	-	Existing Letters of Credit
Schedule 3	-	Liabilities
Schedule 4	-	Litigation
Schedule 5	-	Subsidiaries
Schedule 6	-	Environmental Matters

AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) executed as of the 15th day of February, 2007, by and among APPROACH RESOURCES I, LP, a Texas limited partnership (“Borrower”), and each of the financial institutions which is a party hereto (as evidenced by the signature pages to this Agreement) or which may from time to time become a party hereto pursuant to the provisions of Section 29 hereof or any successor or permitted assignee thereof (collectively, “Lenders”, and individually, “Lender”), and THE FROST NATIONAL BANK, a national banking association (“Frost”), as Administrative Agent (“Agent”).
W I T N E S S E T H:
     In consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:
     1. Definitions. When used herein the terms “Agent”, “Agreement”, “Borrower”, “Frost”, “Lender” and “Lenders”, shall have the meanings indicated above. When used herein the following terms shall have the following meanings:
     Accounting Principles means generally accepted accounting principles in effect from time to time, applied in a manner consistent with prior periods.
     Advance means a borrowing hereunder (i) made by some or all of Lenders on the same Borrowing Date, or (ii) converted or continued by Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same type and, in the case of Eurodollar Loans, for the same Interest Period.
     Affiliate means any Person which, directly or indirectly, controls, is controlled by or is under common control with the relevant Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean a member of the board of directors, a partner or an officer of such Person, or any other Person with possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership (of record, as trustee, or by proxy) of voting shares, partnership interests or voting rights, through a management contract or otherwise. Any Person owning or controlling directly or indirectly ten percent or more of the voting shares, partnership interests or voting rights, or other equity interest of another Person shall be deemed to be an Affiliate of such Person.
     Applicable Rate means, for any day, with respect to any Base Rate Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Margin”, “Eurodollar Margin” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage applicable on such date:

Unused
Borrowing Base	Eurodollar	Base Rate	Commitment
Usage	Margin	Margin	Fee Rate
≥ 90%	200 b.p.	0 b.p.	37.5 b.p.

≥ 75% and < 90%	175 b.p.	0 b.p.	37.5 b.p.

≥ 50% and < 75%	150 b.p.	0 b.p.	37.5 b.p.

< 50%	125 b.p.	0. b.p.	37.5 b.p.

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change.
     Approach Delaware means Approach Delaware, LLC, a Delaware limited liability company and the sole limited partner of Borrower.
     Approach Operating means Approach Operating, LLC, a Delaware limited liability company and the sole general partner of Borrower.
     Approach Resources means Approach Resources Inc., a Delaware corporation and sole member of Guarantors.
     Assignment and Acceptance means a document substantially in the form of Exhibit “D” hereto.
     Available Commitment means, at any time, the Commitment then in effect minus the Total Outstandings.
     Base Rate means, as of any date, a rate of interest per annum equal to the Prime Rate for such date, plus the Applicable Rate.
     Base Rate Loan means any loan during any period which bears interest based upon the Base Rate or which would bear interest based upon the Base Rate if the Maximum Rate ceiling was not in effect at that particular time.
     Borrowing Base means, as of any date, the value assigned by Lenders from time to time to the Borrowing Base Properties pursuant to Section 7 hereof.
     Borrowing Base Deficiency is used herein as defined in Section 9(b) hereof.
     Borrowing Base Properties means the Oil and Gas Properties.
     Borrowing Date means the date elected by Borrower pursuant to Section 2(b) hereof for an Advance on the Loan.
     Business Day means (i) with respect to any borrowing, payment or note selection of Eurodollar Loans, a day (other than Saturdays or Sundays) on which banks are legally open for business in Fort Worth, Texas and on which dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes a day (other than Saturdays and Sundays) on which banks are legally open for business in Fort Worth, Texas.
     Capital Lease means any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared in accordance with Accounting Principles.
     Change of Control means the acquisition by any Person or group of Persons acting together, of a direct interest in more than a majority of the voting power of the voting stock of or membership interests in Borrower, by way of merger or consolidation or otherwise.
     Collateral shall have the meaning assigned in Section 6 hereof.
     Collateral Documents is used collectively to mean this Agreement, all Deeds of Trust, Mortgages, Security Agreements, Assignments of Production and Financing Statements, the Guaranties and other documents covering the Oil and Gas Properties and related personal property, equipment, oil and gas inventory and proceeds of the foregoing and other collateral documents, all such documents to be in form and substance reasonably satisfactory to Agent.
     Commitment means (A) for all Lenders, the lesser of (i) $100,000,000 or (ii) the Borrowing Base, as reduced or increased from time to time pursuant to Sections 2 and 7 hereof, and (B) as to any Lender, its obligation to make Advances hereunder in amounts not exceeding, in the aggregate, an amount equal to such Lender’s Commitment Percentage times the total Commitment as of any date. The Commitment of each Lender hereunder shall be adjusted from time to time to reflect assignments made by such Lender pursuant to Section 29 hereof. Each reduction in the Commitment shall result in a Pro Rata reduction in each Lender’s Commitment.
     Commitment Percentage means for each Lender the percentage set forth opposite the Lender’s name on the signature page hereto. The Commitment Percentage of each Lender hereunder shall be adjusted from time to time to reflect assignments made by such Lender pursuant to Section 29 hereof.
     Current Assets means, as of any date, the current assets which would be reflected on a balance sheet of Borrower prepared as of such date in accordance with Accounting Principles; provided that Borrower’s Current Assets shall include the Available Commitment, and Current Assets shall not include the amount of any non-cash items as a result of the application of Financial Accounting Standards Board Statement No. 133 and any subsequent amendments thereto or the fair value of any Rate Management Transaction or any non-hedge derivative contract (whether deemed effective or non-effective).
     Current Liabilities means, as of any date, the current liabilities which would be reflected on a balance sheet of Borrower prepared as of such date in accordance with Accounting Principles, but excluding any liabilities as a result of the application of Financial Accounting Standards Board Statement No. 133 and any subsequent amendments thereto or the fair value of any Rate Management Transaction or any non-hedge derivative contract (whether deemed effective or non-effective).
     Current Ratio means the ratio of Current Assets to Current Liabilities.
     Dollar or $ means United States dollars.
     Default means all the events specified in Section 14 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event as an Event of Default.
     Default Rate is used herein as defined in Section 4(e) hereof.
     Effective Date means the date of this Agreement.
     Eligible Assignee means any of (i) a Lender or any Affiliate of a Lender; (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00, provided that such bank is acting through a branch or agency located in the United States; and (iv) a Person that is primarily engaged in the business of commercial lending and that (A) is a subsidiary of a Lender, (B) a subsidiary of a Person of which a Lender is a subsidiary, or (C) a Person of which a Lender is a subsidiary; provided, however, that no Affiliate of Borrower shall be an Eligible Assignee.
     Engineered Value is used herein as defined in Section 6 hereof.
     Environmental Certificate shall have the meaning assigned to it in Section 4.2 hereof.
     Environmental Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. §9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A. §6901, et seq., the Clean Water Act, 33 U.S.C.A. §1251, et seq., the Clean Air Act, 42 U.S.C.A. §1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. §2601, et seq., The Oil Pollution Act of 1990, 33 U.S.G. §2701, et seq., and all other laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders, permits and restrictions of any federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to in any way the environment, preservation or reclamation of natural resources, oil pollution, air pollution, water pollution, noise control and/or the management, release or threatened release, handling, discharge, disposal or recovery of on-site or off-site asbestos, radioactive materials, spilled or leaked petroleum products, distillates or fractions and industrial solid waste or “hazardous substances” as defined by 42 U.S.C. § 9601, et seq., as amended, as each of the foregoing may be amended from time to time.
     Environmental Liability means any claim, demand, obligation, cause of action, order,

violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, contingent or otherwise, including reasonable attorneys’ fees and disbursements and any liability for cleanups, costs of environmental remediation, fines or penalties, resulting from the violation or alleged violation of any Environmental Law or the release of any substance into the environment which is required to be remediated by a regulatory agency or governmental authority or the imposition of any Environmental Lien (as hereinafter defined), which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect.
     Environmental Lien means a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other person in response to a release or threatened release of asbestos or “hazardous substance” into the environment, the imposition of which Lien could reasonably be expected to have a Material Adverse Effect.
     ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     Eurodollar Base Rate means the offered rate for the period equal to or greater than the Interest Period for U.S. dollar deposits of not less than $1,000,000 as of 11:00 a.m. City of London, England time two (2) Business Days prior to the first day of the Interest Period as shown on the display designated as “British Bankers Association Interest Settlement Rates” on Telerate for the purpose of displaying such rate. In the event such rate is not available on Telerate, then such offered rate shall be the comparable rate designated by Reuters or, if such a comparable rate is not designated by Reuters, such offered rate shall be otherwise independently determined by Agent from another alternate, substantially independent source available to Agent (such as, but not limited to, Bloomberg) or shall be calculated by Agent by substantially similar methodology as that theretofore used to determine such offered rate.
     Eurodollar Loan means any Loan during any period which bears interest at the Eurodollar Rate, or which would bear interest at such rate if the Maximum Rate ceiling was not in effect at a particular time.
     Eurodollar Rate means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of the quotient of (A) the Eurodollar Base Rate applicable to such Interest Period, divided by (B) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period. The Eurodollar Rate shall be rounded to the next higher multiple of 1/100th of one percent if the rate is not such a multiple.
     Event of Default is used herein as defined in Section 14 hereof.
     Facility Termination Date means the Maturity Date.
     Federal Funds Effective Rate means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a

Business Day, the average of the quotations at approximately 10:00 a.m. (Fort Worth, Texas time) on such day on such transactions received by Agent from three (3) Federal funds brokers of recognized standing selected by Agent in its sole discretion.
     Financial Statements means balance sheets, income statements, statements of cash flow, stockholder equity and appropriate footnotes and schedules, prepared in accordance with Accounting Principles.
     Guarantors means Approach Operating and Approach Delaware.
     Indebtedness with respect to Borrower means as of any date, all liabilities and contingent liabilities which would be reflected on a balance sheet and related notes thereto of Borrower prepared as of such date in accordance with the Accounting Principles, including without limitation: (i) all obligations for money borrowed; (ii) all obligations under conditional sale or other title retention agreements and all obligations issued or assumed as full or partial payment for property, whether or not any such obligations represent obligations for borrowed money; (iii) all indebtedness secured by any lien existing on property owned or acquired by Borrower subject to any such lien, whether or not the obligations secured thereby shall have been assumed but only to the extent of the value of the property so secured; (iv) the proportionate share of Borrower in all obligations, direct or indirect, to any joint venture, partnership or other entity of which Borrower is a member; (v) all obligations under guaranties, note purchase agreements and other documents having similar effect; (vi) all obligations for accounts payable or trade credit; (vii) indebtedness of any joint venture, partnership or other Person for which Borrower is directly or indirectly liable; (viii) all obligations and indebtedness arising under a Hedge and (ix) all obligations under capital leases, operating leases or any other leases only to the extent such leases would be treated as indebtedness in accordance with the Accounting Principles.
     Interest Payment Date means the last day of each calendar quarter in the case of Base Rate Loans and, in the case of Eurodollar Loans, the last day of the applicable Interest Period, and if such Interest Period is longer than three (3) months, at three (3) month intervals following the first day of such Interest Period.
     Interest Period means with respect to any Eurodollar Loan (i) initially, the period commencing on the date such Eurodollar Loan is made and ending one (1), two (2), three (3) or six (6) months thereafter as selected by Borrower pursuant to Section 4(a)(ii), and (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower pursuant to Section 4(a)(ii); provided, however, that (A) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (B) if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Business Day of a calendar month, and (iii) any Interest Period which would otherwise expire after the Maturity Date shall end on such Maturity Date.

     Letters of Credit is used herein as defined in Section 2(c) hereof.
     Lien means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.
     Loan Documents means this Agreement, the Notes, the Collateral Documents and all other documents executed by Borrower with Agent or Lenders in connection with the transaction described in this Agreement.
     Loans means the Revolving Loans.
     Material Adverse Effect means a material adverse effect on (i) the assets or properties, liabilities, financial condition, business or operations of Borrower, (ii) the ability of Borrower to carry out its businesses as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (iii) the ability of Borrower to perform fully and on a timely basis its obligations under any of the Loan Documents, (iv) the validity or enforceability of any of the Loan Documents or the rights and remedies of Agent or Lenders thereunder or (v) the Collateral, the Liens on the Collateral created pursuant to the Loan Documents or the priority of any such Lien.
     Maturity Date means January 31, 2008.
     Maximum Rate is used herein as defined in Section 23 hereof.
     Notes means the Notes, substantially in the form of Exhibit “B” hereto issued or to be issued hereunder to each Lender, respectively, to evidence the indebtedness to such Lender arising by reason of the Advances on the Commitment, together with all modifications, renewals and extensions thereof or any part thereof.
     Oil and Gas Properties means all oil, gas and mineral properties and interests and related personal properties, in which Borrower owns an interest.
     Payor is used herein as defined in Section 3(h) hereof.
     Permitted Liens means (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens; (ii) sales contracts or other arrangements for the sale of production of oil, gas or associated liquid or gaseous hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive Borrower of any material right in respect of Borrower’s assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed and for which Borrower has set aside on its books adequate reserves in accordance with Accounting Principles); (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of Borrower’s assets or properties and that do not individually or in the aggregate cause a Material Adverse Effect; (v) materialmen’s, mechanic’s, repairman’s, employee’s, vendor’s, laborer’s, warehousemen’s, landlord’s, carrier’s, pipeline’s, contractor’s, sub-contractor’s, operator’s, non-operator’s (arising under operating or joint operating agreements), and other Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by Borrower in connection with the construction, maintenance, development, transportation, processing, storage or operation of Borrower’s assets or properties to the extent not delinquent (or which, if delinquent, are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with Accounting Principles); (vi) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting Borrower’s assets and properties which were in existence at the time Borrower’s assets and properties were originally acquired by Borrower and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of Borrower’s assets and properties, considered in the aggregate; (vii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations; (viii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; (ix) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate Borrower’s assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (x) landlord’s Liens; (xi) Liens incurred pursuant to the Collateral Documents and Liens that secure obligations under Rate Management Transactions permitted pursuant to Section 13(f) hereof; (xii) any inconsequential, insignificant or immaterial Liens against any of the Oil and Gas Properties which do not interfere with or impair Borrower’s ownership of, or right or ability to receive proceeds of production from, such property, and which, singularly or collectively with other inconsequential, insignificant or immaterial Liens, do not result in a Material Adverse Effect on Borrower; and (xiii) Liens existing at the date of this Agreement which are identified in Schedule “1” hereto.
     Person means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     Plan means any plan subject to Title IV of ERISA and maintained by Borrower, or any such plan to which Borrower is required to contribute on behalf of its employees.
     Pre-Approved Contracts means any contracts or agreements entered into in connection with any Rate Management Transaction which are designed to hedge, provide a price floor for, or swap crude oil or natural gas or otherwise sell up to 75%, or in the case of Rate Management Transactions resulting in a floor price per barrel or mcf, not more than 100% of Borrower’s Projected Production, (with oil and gas calculated separately) for Rate Management Transactions with Termination Dates of no more than thirty-six (36) months.
     Prime Rate means the rate per annum equal to the Prime Rate announced from time to time by Agent (which is not necessarily the lowest rate charged to any customer), changing when and as said Prime Rate changes.
     Projected Production means the projected production from Borrower’s proved developed producing Oil and Gas Properties as of the date on which any calculation is made as forecasted in the most recent engineering report provided to Lenders.
     Pro Rata or Pro Rata Part means for each Lender, (i) for all purposes where no Loan is outstanding, such Lender’s Commitment Percentage and (ii) otherwise, the proportion which the portion of the outstanding Loans owed to such Lender bears to the aggregate outstanding Loans owed to all Lenders at the time in question.
     Rate Management Transaction means (i) any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower or any Affiliate which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, forward exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures and (ii) any swap, collar, floor, cap, futures or other contract (including sales contracts with known prices) between Borrower and any Person which is intended to reduce or eliminate the risk of fluctuations in the price of hydrocarbons, including, without limitation, the purchase or sale of any hydrocarbons for future delivery, any transaction in a forward contract for the delivery of any hydrocarbons, any physical or spot transaction in any hydrocarbons, or any transaction involving the purchase or sale of an option on any of the foregoing.
     Redetermination Date is used herein as defined in Section 7(b) hereof.
     Regulation D means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto and other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     Reimbursement Obligations means, at any time, the obligations of Borrower in respect of all Letters of Credit then outstanding to reimburse amounts paid by any Lender in respect of any drawing or drawings under a Letter of Credit.
     Release Price is used herein as defined in Section 12(r) hereof.
     Required Lenders means Lenders holding 66-2/3% or more of the Commitments or if one or more of the Commitments has been terminated, Lenders holding 66-2/3% of the outstanding Loans.
     Required Payment is used herein as defined in Section 3(h) hereof.
     Reserve Requirement means, with respect to any Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
     Revolving Loan or Loans means an Advance or Advances made pursuant to Section 2(a) hereof.
     Termination Date means, with respect to any Rate Management Transaction, the date of expiration of that particular Rate Management Transaction.
     Total Outstandings means the total principal balance outstanding on the Notes at any time plus (ii) the total face amount of all outstanding Letters of Credit, plus (iii) the total amount of all unpaid Reimbursement Obligations.
     Tranche means a set of Eurodollar Loans made by Lenders at the same time and for the same Interest Period.
     Unscheduled Redeterminations means a redetermination of the Borrowing Base made at any time other than on the dates set for the regular semi-annual redetermination of the Borrowing Base which are made (i) at the request of Borrower (but only once between Redetermination Dates) or (ii) at the request of Required Lenders (but only once between Redetermination Dates).
     2. Commitments of Lenders.
     (a) Terms of Commitment. On the terms and conditions hereinafter set forth, each Lender agrees severally to make Advances to Borrower from time to time during the period beginning on the Effective Date and ending on the Maturity Date in such amounts as Borrower may request up to an amount not to exceed, in the aggregate principal amount advanced at any time, its Pro Rata Part of the Available Commitment. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow at any time prior to the Maturity Date. The obligation of Borrower hereunder shall be evidenced by this Agreement and the Notes issued in connection herewith, said Notes to be as described in Section 3 hereof. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Default or Event of Default (as hereinafter defined) has occurred and is continuing. Each Advance under the Commitment shall be an aggregate amount of at least $500,000 or any whole multiples of $100,000 in excess thereof. Irrespective of the face amount of the Note or Notes, Lenders shall never have the obligation to Advance any amount or amounts in excess of the Commitment.
     (b) Procedure for Borrowing. Whenever Borrower desires an Advance under the Commitment, it shall give Agent telegraphic, telex, facsimile or telephonic notice (“Notice of Borrowing”) of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit “A” attached hereto and shall be received by Agent not later than 11:00 a.m. Fort Worth, Texas time, on (i) the Borrowing Date in the case of the Base Rate Loan, or (ii) three Business Days prior to any proposed Borrowing Date in the case of Eurodollar Loans. Each Notice of Borrowing shall specify (i) the Borrowing Date (which shall be a Business Day), (ii) the principal amount to be borrowed, (iii) the portion of the Advance constituting Base Rate Loans and/or Eurodollar Loans and (iv) if any portion of the proposed Advance is to constitute Eurodollar Loans, the initial Interest Period selected by Borrower pursuant to Section 4 hereof to be applicable thereto. Upon receipt of such Notice, Agent shall advise each Lender thereof; provided, that if Lenders have received at least one (1) day’s notice of such Advance prior to funding of a Base Rate Loan, or at least three (3) days’ notice of each Advance prior to funding in the case of a Eurodollar Loan, each Lender shall provide Agent at its office at 777 Main Street, Suite 500, Fort Worth, Texas, not later than 1:00 p.m., Fort Worth, Texas time, on the Borrowing Date, in immediately available funds, its Pro Rata share of the requested Advance, but the aggregate of all such fundings by each Lender shall never exceed such Lender’s Commitment. Not later than 2:00 p.m., Fort Worth, Texas time, on the Borrowing Date, Agent shall make available to Borrower at the same office, in like funds, the aggregate amount of such requested Advance. Neither Agent nor any Lender shall incur any liability to Borrower in acting upon any Notice of Borrowing referred to above which Agent or such Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2(b). Upon funding of Advances by Lenders and such funds being made available to Borrower in accordance with this Agreement, pursuant to any such Notice, Borrower shall have effected Advances hereunder.
     (c) Letters of Credit. On the terms and conditions hereinafter set forth, Agent shall from time to time during the period beginning on the Effective Date and ending on the Maturity Date upon request of Borrower, issue standby and/or commercial Letters of Credit for the account of Borrower (the “Letters of Credit”) in such face amounts as Borrower may request, but not to exceed in the aggregate face amount at any time outstanding ten percent (10%) of the Borrowing Base then in effect. The face amount of all Letters of Credit issued and outstanding hereunder shall be considered as Advances on the Commitment for Borrowing Base purposes and all payments made by Agent on such Letters of Credit shall be considered as Advances under the Notes. Each Letter of Credit issued for the account of Borrower hereunder shall (i) be in favor of such beneficiaries as specifically requested by Borrower, (ii) have an expiration date not exceeding the earlier of (a) one year or (b) the Maturity Date, (iii) be in a minimum amount of $25,000.00 and (iv) contain such other terms and provisions as may be reasonable required by issuing Lender. Each Lender (other than Agent) agrees that, upon issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in Agent’s liability under such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of such liability, and each Lender (other than Agent) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to Agent to pay and discharge when due, its Commitment Percentage of Agent’s liability under such Letter of Credit. Borrower hereby unconditionally agrees to pay and reimburse Agent for the amount of each demand for payment under any Letter of Credit that is in substantial compliance with the provisions of any such Letter of Credit at or prior to the date on which payment is to be made by Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, Agent shall promptly notify Borrower of the demand and the date upon which such payment is to be made by Agent to such beneficiary in respect of such demand. Upon receipt of such notice from Agent,

Borrower shall advise Agent whether or not it intends to borrow hereunder to finance its obligations to reimburse Agent, and if so, submit a Notice of Borrowing as provided in Section 2(b) hereof. If Borrower fails to so advise Agent and thereafter fails to reimburse Agent, Agent shall notify each Lender of the demand and the failure of Borrower to reimburse Agent, and each Lender shall reimburse Agent for its Commitment Percentage of each such draw paid by Agent and unreimbursed by Borrower. All such amounts paid by Agent and/or reimbursed by Lenders shall be treated as an Advance or Advances under the Commitment, which Advances shall be immediately due and payable and shall bear interest at the Maximum Rate. Borrower agrees to pay Agent for the benefit of Lenders commissions for issuing the Letters of Credit (calculated separately for each Letter of Credit) in an amount equal to the greater of (i) $500 or, (ii) one percent (1.00%) of the maximum face amount of the Letter of Credit. Such commissions will be calculated on the basis of a year consisting of 360 days.
     (d) Procedure for Obtaining Letters of Credit. The amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to the Commitments shall be designated by Borrower’s written request delivered to Agent at least three (3) Business Days prior to the date of such issuance, renewal, extension or reissuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, Borrower shall execute and deliver to Agent an application and agreement with respect to the Letter of Credit, said application and agreement to be in the form used by Agent (in the event that there is any conflict between the terms of any such application and agreement for any Letter of Credit and this Agreement, the terms of this Agreement shall prevail). Agent shall not be obligated to issue, renew, extend or reissue any Letter of Credit if (i) the amount thereon when added to the face amount of the outstanding Letters of Credit plus any Reimbursement Obligations exceeds ten percent (10%) of the Borrowing Base or (ii) the amount thereof when added to the Total Outstandings would exceed the Commitment.
     (e) Outstanding Letters of Credit. On the Effective Date, the Letters of Credit listed on Schedule 2(e) shall be deemed to have been issued under this Agreement by Agent, without payment of any fees otherwise due upon the issuance of a Letter of Credit, and Agent shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from Agent, a participation, to the extent of such Lender’s Pro Rata Part, in such Letters of Credit.
     (f) Voluntary Reduction of Borrowing Base. Subject to the provisions of Section 5(c) hereof, Borrower may at any time, or from time to time, upon not less than three (3) Business Days’ prior written notice to Agent, reduce the Borrowing Base; provided, however, that (i) each reduction in the Borrowing Base must be in the amount of $1,000,000 or more, in increments of $1,000,000 and (ii) each reduction must be accompanied by a prepayment of the Notes in the amount by which the Total Outstandings exceed the Borrowing Base as reduced pursuant to this Section 2(f).
     (g) Mandatory Borrowing Base Reductions. The Borrowing Base shall be reduced from time to time by an amount of any prepayment required by Section 12(r)

hereof upon the sale of assets. If, as a result of any such reduction in the Borrowing Base, the Total Outstandings ever exceed the Borrowing Base then in effect, Borrower shall make the mandatory prepayment of principal required pursuant to Section 9(b) hereof.
     (h) Several Obligations. The obligations of Lenders under the Commitments are several and not joint. The failure of any Lender to make an Advance required to be made by it shall not relieve any other Lender of its obligation to make its Advance, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender. No Lender shall be required to lend hereunder any amount in excess of its legal lending limit.
     (i) Type and Number of Advances. Any Advance on the Commitment may be a Base Rate Loan or a Eurodollar Loan, or a combination thereof, as selected by Borrower pursuant to Section 4 hereof. The total number of Tranches which may be outstanding at any time shall never exceed five (5).
     3. Notes Evidencing Loans. The loans described above in Section 2 shall be evidenced by promissory notes of Borrower as follows:
     (a) Form of Notes. The Loans shall be evidenced by a Note or Notes in the aggregate face amount of $100,000,000, and shall be in the form of Exhibit “B” hereto with appropriate insertions. Notwithstanding the face amount of the Notes, the actual principal amount due from Borrower to Lenders on account of the Notes, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Lenders in collected funds with respect thereto. Although the Notes may be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Notes may be higher, the Notes shall be enforceable, with respect to Borrower’s obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Loans. Irrespective of the face amount of the Notes, no Lender shall ever be obligated to advance on the Commitment any amount in excess of its Commitment then in effect.
     (b) Issuance of Additional Notes. At the Effective Date there shall be outstanding Notes in the aggregate face amount of $100,000,000 payable to the order of Lenders. From time to time new Notes may be issued to other Lenders as such Lenders become parties to this Agreement. Upon request from Agent, Borrower shall execute and deliver to Agent any such new or additional Notes. From time to time as new Notes are issued Agent shall require that each Lender exchange its Note(s) for newly issued Note(s) to better reflect the extent of each Lender’s Commitments hereunder.
     (c) Interest Rates. The unpaid principal balance of the Notes shall bear interest from time to time as set forth in Section 4 hereof.
     (d) Payment of Interest. Interest on the Notes shall be payable on each Interest Payment Date unless earlier due in whole or in part as a result of an acceleration of the amount due as a result of an Event of Default or pursuant to the mandatory prepayment provisions of Section 9(b) or 9(c) hereof.
     (e) Payment of Principal. Principal of the Loans shall be due and payable to Agent for the ratable benefit of Lenders on the Maturity Date unless earlier due in whole or in part as a result of an acceleration of the amount due or pursuant to the mandatory prepayment provisions of Section 9(b) or 9(c) hereof.
     (f) Payment to Lenders. Each Lender’s Pro Rata Part of payment or prepayment of the Loans shall be directed by wire transfer to such Lender by Agent at the address provided to Agent for such Lender for payments no later than 2:00 p.m., Fort Worth, Texas, time on the Business Day such payments or prepayments are deemed hereunder to have been received by Agent; provided, however, in the event that any Lender shall have failed to make an Advance as contemplated under Section 2 hereof (a “Defaulting Lender”) and Agent or another Lender or Lenders shall have made such Advance, payment received by Agent for the account of such Defaulting Lender or Lenders shall not be distributed to such Defaulting Lender or Lenders until such Advance or Advances shall have been repaid in full to Lender or Lenders who funded such Advance or Advances. Any payment or prepayment received by Agent at any time after 12:00 noon, Fort Worth, Texas, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Agent. If Agent fails to transfer any principal amount to any Lender as provided above, then Agent shall promptly direct such principal amount by wire transfer to such Lender.
     (g) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the Loans (including, without limitation, any set-off) which is in excess of its Pro Rata Part of payments on the Loans, as the case may be, obtained by all Lenders, such Lender shall purchase from the other Lenders such participation as shall be necessary to cause such purchasing Lender to share the excess payment Pro Rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
     (h) Non-Receipt of Funds by Agent. Unless Agent shall have been notified by a Lender or Borrower (the “Payor”) prior to the date on which such Lender is to make payment to Agent of the proceeds of a Loan to be made by it hereunder Borrower is to make a payment to Agent for the account of one or more of Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if Payor has not in fact made the Required

Payment to Agent, the recipient of such payment shall, on demand, pay to Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by Agent until the date Agent recovers such amount at the rate applicable to such portion of the applicable Loan.
4. Interest Rates.
     (a) Options.
     (i) Base Rate Loans. On all Base Rate Loans Borrower agrees to pay interest on the Notes calculated on the basis of a year consisting of 365 days or 366 days in a leap year, as the case may be, and for the actual number of days elapsed with respect to the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Base Rate plus the Applicable Rate. Subject to the provisions of this Agreement as to prepayment, the principal of the Notes representing Base Rate Loans shall be payable as specified in Section 3(e) hereof and the interest in respect of each Base Rate Loan shall be payable on each Interest Payment Date applicable thereto. Past due principal and, to the extent permitted by law, past due interest in respect to each Base Rate Loan, shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.
     (ii) Eurodollar Loans. On all Eurodollar Loans Borrower agrees to pay interest calculated on the basis of a year consisting of 365 days or 366 days in a leap year, as the case may be, and for the actual number of days elapsed with respect to the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Eurodollar Rate plus the Applicable Rate. Subject to the provisions of this Agreement with respect to prepayment, the principal of the Notes shall be payable as specified in Section 3(e) hereof and the interest with respect to each Eurodollar Loan shall be payable on each Interest Payment Date applicable thereto. Past due principal and, to the extent permitted by law, past due interest shall bear interest, payable on demand, at a rate per annum equal to the Default Rate. Upon three (3) Business Days’ written notice prior to the making by Lenders of any Eurodollar Loan (in the case of the initial Interest Period therefor) or the expiration date of each succeeding Interest Period (in the case of subsequent Interest Periods therefor), Borrower shall have the option, subject to compliance by Borrower with all of the provisions of this Agreement, as long as no Event of Default exists, to specify whether the Interest Period commencing on any such date shall be a one (1), two (2), three (3) or six (6) month period, subject to availability. If Agent shall not have received timely notice of a designation of such Interest Period as herein provided, Borrower shall be deemed to have elected to convert all then maturing Eurodollar Loans to Base Rate Loans.

     (b) Interest Rate Determination. Agent shall determine each interest rate applicable to the Loans hereunder. Agent shall give prompt written notice to Borrower and Lenders of each rate of interest so determined and its determination thereof shall be conclusive absent error.
     (c) Conversion Option. Borrower may elect from time to time (i) to convert all or any part of its Eurodollar Loans to Base Rate Loans by giving Agent irrevocable notice of such election in writing prior to 10:00 a.m. (Fort Worth, Texas time) on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of a Eurodollar Loan shall only be made on the last day of the Interest Period with respect thereto, and (ii) to convert all or any part of its Base Rate Loans to Eurodollar Loans by giving Agent irrevocable written notice of such election no later than three (3) Business Days prior to the proposed conversion and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Any such conversion shall not be deemed to be a prepayment of any of the loans for purposes of this Agreement or the Notes.
     (d) Recoupment. If at any time the applicable rate of interest selected pursuant to Sections 4(a)(i) or 4(a)(ii) above shall exceed the Maximum Rate, thereby causing the interest on the Notes to be limited to the Maximum Rate, then any subsequent reduction in the interest rate so selected or subsequently selected shall not reduce the rate of interest on the Notes below the Maximum Rate until the total amount of interest accrued on the Notes equals the amount of interest which would have accrued on the Notes if the rate or rates selected pursuant to Sections 4(a)(i) or (ii), as the case may be, had at all times been in effect.
     (e) Interest Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Section 4, during the continuance of an Event of Default the Required Lenders may, at their option, by notice from Agent to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding the provisions of Section 15 hereof, which requires all Lenders to consent to changes in interest rates) declare that no Advance may be made as, converted into, or continued as a Eurodollar Loan. During the continuance of an Event of Default, the Required Lenders, may, at their option, by notice from Agent to Borrower (which notice may be revoked at the option of Required Lenders notwithstanding the provisions of Section 15 hereof, which requires all Lenders to consent to changes in interest rates) declare that (i) each Eurodollar Loan shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus two percent (2%) per annum and (ii) each Base Rate Loan shall bear interest at the rate otherwise applicable to such Base Rate Loan plus two percent (2%), provided that, during the continuance of an Event of Default under Section 14(g) or 14(h), the interest rate set forth in clauses (i) and (ii) above (the “Default Rate”) shall be applicable to all outstanding Loans without any election or action on the part of Agent or any Lender.
     5. Special Provisions Relating to Loans.

     (a) Unavailability of Funds or Inadequacy of Pricing. In the event that, in connection with any proposed Eurodollar Loan, Agent reasonably determines, which determination shall, absent manifest error, be final, conclusive and binding upon all parties, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the Eurodollar Rate or such rate will not accurately reflect the costs to Lenders of funding a Eurodollar Loan for such Interest Period, Agent shall give notice of such determination to Borrower and Lenders, whereupon, until Agent notifies Borrower and Lenders that the circumstances giving rise to such suspension no longer exist, the obligations of Lenders to make, continue or convert Loans into Eurodollar Loans shall be suspended, and all Loans to Borrower shall be Base Rate Loans during the period of suspension.
     (b) Change in Laws. If at any time hereafter any new law or any change in existing laws or in the interpretation of any new or existing laws shall make it unlawful for any Lender to make or continue to maintain or fund Eurodollar Loans hereunder, then such Lender shall promptly notify Borrower in writing and such Lender’s obligation to make, continue or convert Loans into Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. Upon receipt of such notice, Borrower shall either repay the outstanding Eurodollar Loans owed to such Lender, without penalty, on the last day of the current Interest Periods (or, if any Lender may not lawfully continue to maintain and fund such Eurodollar Loans, immediately), or Borrower may convert such Eurodollar Loans at such appropriate time to Base Rate Loans.
     (c) Increased Cost or Reduced Return.
     (i) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:
     (A) shall subject such Lender to any tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any Eurodollar Loan (other than franchise taxes and taxes imposed on or measured by the overall net income of such Lender);
     (B) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than reserve requirements, if any, taken into account in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender, including the Commitment of such Lender hereunder; or

     (C) shall impose on such Lender or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing, or maintaining any Eurodollar Loan or to reduce any sum received or receivable by such Lender under this Agreement or its Notes with respect to any Eurodollar Loan, then Borrower shall pay to such Lender on demand such amount or amounts as will reasonably compensate such Lender for such increased cost or reduction. If any Lender requests compensation by Borrower under this Section 5(c)(i), Borrower may, by notice to such Lender (with a copy to Agent), suspend the obligation of such Lender to make or continue Eurodollar Loans, or to convert all or part of the Base Rate Loans owing to such Lender to Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 5(c)(i) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
     (ii) If, after the date hereof, any Lender shall have reasonably determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrower shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such reduction. If any Lender requests compensation by Borrower under this Section 5(c)(ii), Borrower may, by notice to such Lender (with a copy to Agent), suspend the obligation of such Lender to make or continue Eurodollar Loans, or to convert all or part of the Base Rate Loans owing to such Lender to Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 5(c)(ii) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
     (iii) Each Lender shall promptly notify Borrower and Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5(c) and will designate a separate lending office, if applicable, if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 5(c) shall furnish to Borrower and

Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
     (iv) Any Lender giving notice to Borrower through Agent pursuant to this Section 5(c) shall give to Borrower a statement signed by an officer of such Lender setting forth in reasonable detail the basis for, and the calculation of such additional cost, reduced payments or capital requirements, as the case may be, and the additional amounts required to compensate such Lender therefor.
     (v) Within five (5) Business Days after receipt by Borrower of any notice referred to in this Section 5(c), Borrower shall pay to Agent for the account of Lender issuing such notice such additional amounts as are required to compensate such Lender for the increased cost, reduced payments or increased capital requirements identified therein, as the case may be.
     (vi) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of any such Lender’s right to demand such compensation.
     (d) Discretion of Lender as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits having a maturity corresponding to the last day of the Interest Period applicable to such Eurodollar Loan and bearing an interest rate at the applicable interest rate for such Interest Period.
     (e) Breakage Fees. Without duplication under any other provision hereof, if any Lender incurs any loss, cost or expense including, without limitation, any loss of profit and loss, cost, expense or premium reasonably incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Lenders as a result of any of the following events other than any such occurrence as a result in the change of circumstances described in Sections 5(a) and (b):
     (i) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period (whether by acceleration, prepayment or otherwise);
     (ii) any failure to make a principal payment of a Eurodollar Loan on the due date thereof, or
     (iii) any failure by Borrower to borrow, continue, prepay or convert to a Eurodollar Loan on the dates specified in a notice given pursuant to Section 2(b) or 4(c) hereof;

then Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall furnish to Borrower and Agent a statement setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such statement shall be conclusive and binding absent manifest error.
6. Collateral Security.
     (a) To secure performance by Borrower of its obligations under this Agreement and the Notes, Borrower shall grant to Agent in its capacity as such Agent under this Agreement for the ratable benefit of Lenders hereunder, a first priority security interest in and Lien (and only Lien, except for Permitted Liens) on certain of the Oil and Gas Properties of Borrower as may be selected by Agent, in its capacity as such Agent under this Agreement, and the oil, gas and mineral production therefrom or attributable thereto, and in all operating agreements and oil or gas purchase contracts (now existing or hereafter arising) relating to such Oil and Gas Properties and in related personal properties, fixtures and other properties, as evidenced by mortgages, deeds of trust, assignments of production, security agreements, general security agreements, indentures, and other documents to be executed by Borrower and delivered to or on behalf of Agent, in its capacity as such Agent under this Agreement for the ratable benefit of Lenders. Obligations arising from agreements arising from Rate Management Transactions between Borrower and one or more of Lenders or an Affiliate of any of Lenders shall be secured by the Collateral covering the Oil and Gas Properties on a pari passu basis with the indebtedness and obligations of Borrower under the Loan Documents. Once agreements arising from Rate Management Transactions involving one or more Lenders, or an Affiliate of any Lender, are entered into, and pursuant to this provision become secured by the Collateral on a pari passu basis, said Collateral shall continue to secure such obligations until such agreements are no longer in force and effect irrespective of whether Lender involved in such agreement ceases to be a Lender under this Agreement. All Oil and Gas Properties and other collateral in which Borrower grants or hereafter grants to Agent for the ratable benefit of Lenders, a first and prior Lien (to the satisfaction of Agent) in accordance with this Section 6, as such properties and interests are from time to time constituted, are hereinafter collectively called the “Collateral”.
     (b) The granting and assigning of such security interests and Liens by Borrower shall be pursuant to Collateral Documents in form and substance reasonably satisfactory to Agent. Concurrently with the delivery of each of the Collateral Documents or within a reasonable time thereafter, Borrower shall have furnished or caused to be furnished to Agent mortgage and title opinions and other title information reasonably satisfactory to Agent with respect to the title and Lien status of Borrower’s interests in not less than 75% of the Engineered Value of the mortgaged Borrowing Base Properties. “Engineered Value” for this purpose shall mean future net revenues discounted at the discount rate being used by Agent as of the date of any such determination utilizing the pricing parameters used in the engineering report furnished to Agent pursuant to Sections 7 and 12 hereof. Borrower will cause to be executed and delivered to Agent, in the future, additional Collateral Documents if Agent reasonably deems such are necessary to insure perfection or maintenance of Lenders’ security interests and Liens in not less than 80% of the Engineered Value of Borrower’s Oil and Gas Properties which are included in the Borrowing Base then in effect.
     (c) Guarantors shall unconditionally guarantee the Notes pursuant to a guaranty agreement in form and substance satisfactory to Agent.
7. Borrowing Base.
     (a) Initial Borrowing Base. At the Effective Date, the Borrowing Base shall be $75,000,000.
     (b) Subsequent Determinations of Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by Lenders semi-annually on or before March 1 and September 1 of each year beginning September 1, 2007 (each “Redetermination Date”) or as Unscheduled Redeterminations. No later than August 1 of each year (for the September 1 Redetermination Date of such year) Borrower shall furnish to Lenders an engineering report in form and substance reasonably satisfactory to Agent prepared by DeGolyer and MacNaughton or such other independent petroleum engineering firm acceptable to Agent, said engineering report to utilize economic and pricing parameters used by Agent as established from time to time, together with such other information, reports and data concerning the value of Borrowing Base Properties as Agent shall deem reasonably necessary to determine the value of such Borrowing Base Properties. The engineering report prepared for the September 1 Redetermination Date shall be prepared as of the preceding July 1 of such year and the engineering report prepared for the March 1 Redetermination Date shall be prepared as of January 1 of such year. In addition to the scheduled semi-annual Borrowing Base Redeterminations, Borrower and Lenders may each request one Unscheduled Redetermination between Redetermination Dates. By February 1 of each year (for the March 1 Redetermination Date for such year) beginning February 1, 2008, or within thirty (30) days after either (i) receipt of notice from Agent that Lenders require an Unscheduled Redetermination, or (ii) Borrower gives notice to Agent of its desire to have an Unscheduled Redetermination performed, in each case Borrower shall furnish to Lenders an engineering report prepared by a petroleum engineer employed by Borrower and updating the most recent engineering report delivered to Lenders hereunder, in form and substance reasonably satisfactory to Agent, said engineering report to utilize economic and pricing parameters used by Agent as established from to time, together with such other information, reports and data concerning the value of such Borrowing Base Properties. Agent shall by written notice to Borrower within a reasonable time after each Redetermination Date (the date of such notice being herein called the “Determination Date”) notify Borrower of the designation by Lenders of the new Borrowing Base for the period beginning on such Determination Date and continuing until, but not including, the next Determination Date. If an Unscheduled Redetermination is to be made by Lenders, Agent shall notify Borrower within a reasonable time after receipt of all requested information of the new Borrowing Base, and such new Borrowing Base shall continue until the next Determination Date. If Borrower does not furnish all such information, reports and data by any date specified in this Section 7(b), unless such failure is of no fault of Borrower, Lenders nonetheless shall designate the Borrowing Base at any amounts which Lenders in their discretion determine and redesignate the Borrowing Base from time to time thereafter until Lenders receive all such information, reports and data, whereupon Lenders shall designate a new Borrowing Base as described above. The procedure for determining the Borrowing Base at each redetermination shall be that Agent shall determine the Borrowing Base and submit the same to Lenders. Increases in the Borrowing Base will require approval of all Lenders, but other reaffirmations or changes in the Borrowing Base will be subject to the approval of Required Lenders. The failure of any Lender to respond within fifteen (15) days after receipt of the proposed Borrowing Base shall be deemed to be an approval of the proposed Borrowing Base. If Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) do not approve of Agent’s proposed Borrowing Base, Agent shall poll Lenders to determine the highest Borrowing Base that is acceptable to such Lenders that constitute Required Lenders (or all Lenders in the case of an increase in the Borrowing Base), and such amount shall then become the new Borrowing Base. Each Lender shall determine the amount of the Borrowing Base based upon the loan collateral value which such Lender in its sole discretion (using such methodology, assumptions and discount rates as such Lender customarily uses in assigning collateral value to Borrowing Base Properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Borrowing Base Properties of Borrower at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of Borrower and the effect of Rate Management Transactions in effect at such time) as such Lender customarily considers in evaluating similar oil and gas credits. If at any time any of the Borrowing Base Properties are sold, the Borrowing Base then in effect shall automatically be reduced as required by Section 12(r) hereof. It is expressly understood that Lenders have no obligation to designate the Borrowing Base at any particular amounts, except in the exercise of their discretion, whether in relation to the Commitments or otherwise. Provided, however, that Lenders shall not have the obligation to designate a Borrowing Base in an amount in excess of the Commitment.
8. Fees.
     (a) Up-Front Fee. Upon execution of this Agreement, Borrower shall pay to Agent for the ratable benefit of Lenders, a fee of $37,500 (calculated as being 25 b.p. times the increase in the initial Borrowing Base under this Agreement from the Borrowing Base in effect under the Original Credit Agreement (defined in Section 36 below) as reasonable compensation to Lenders for making the Loans available to Borrower.
     (b) Unused Commitment Fee. Borrower shall pay to Agent for the ratable benefit of Lenders an unused commitment fee (the “Unused Commitment Fee”) equivalent to the Unused Commitment Fee Rate times the daily average of the sum of the Borrowing Base minus Total Outstandings. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable in arrears on the last day of each calendar quarter beginning March 31, 2007 with the final fee payment due on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the

Commitment terminates on any date prior to the end of any such quarterly period, Borrower shall pay to Agent for the ratable benefit of Lenders, on the date of such termination, the total Unused Commitment Fee due for the period in which such termination occurs. If a date for payment of the Unused Commitment Fee shall be other than a Business Day such payment shall be made on the next succeeding Business Day.
9. Prepayments.
     (a) Voluntary Prepayments. Subject to the provisions of Section 5(e) hereof, Borrower may at any time and from time to time, without penalty or premium, prepay the Notes, in whole or in part. Each such prepayment shall be made on at least three (3) Business Days’ notice to Agent in the case of Eurodollar Loan Tranches and without notice in the case of Base Rate Loans and shall be in a minimum amount of (i) $100,000 or any whole multiple of $100,000 in excess thereof (or the unpaid balance of the Notes, whichever is less), for Base Rate Loans, plus accrued interest thereon and (ii) $1,000,000 or any integral multiple thereof (or the unpaid balance on the Notes, whichever is less) for Eurodollar Loans, plus accrued interest thereon to the date of prepayment.
     (b) Mandatory Prepayment For Borrowing Base Deficiency. In the event the Total Outstandings ever exceed the Borrowing Base as determined by Lenders pursuant to Section 7(b) hereof (a “Borrowing Base Deficiency”), Borrower shall, within fifteen (15) days after written notification from Agent, either (i) by instruments reasonably satisfactory in form and substance to Agent, provide Agent with collateral with value and quality in amounts satisfactory to all of Lenders in their discretion in order to increase the Borrowing Base by an amount at least equal to such excess, (ii) prepay, without premium or penalty, the principal amount of the Notes in an amount at least equal to such excess plus accrued interest thereon to the date of prepayment or (iii) commit to make six (6) equal monthly installment payments in the aggregate amount of the Borrowing Base Deficiency, with the first such installment being due on or before thirty (30) days after Borrower’s receipt of Agent’s notice of the Borrowing Base Deficiency.
     10. Representations and Warranties. In order to induce Lenders to enter into this Agreement, Borrower represents and warrants to Lenders (which representations and warranties will survive the delivery of the Notes) that:
     (a) Organization and Qualification. Borrower is a limited partnership duly organized and validly existing under the laws of the State of Texas and has all limited partnership power and authority required to own its property and carry on its business as presently conducted and proposed to be conducted. Each Guarantor is duly organized and validly existing under the laws of the State of Delaware and has all corporate power and authority required to own its property and carry on its business as presently conducted and proposed to be conducted. Approach Operating is authorized to do business in the State of Texas. Borrower has all power and authority to own its properties and assets and to transact the business in which it is engaged.
     (b) Power and Authority. Borrower has the partnership power and requisite authority to execute, deliver and perform the necessary Loan Documents, including this

Agreement; and has taken all partnership action necessary for the due creation and issuance of the Notes and for the due execution, delivery and performance of the Loan Documents, including this Agreement. Each Guarantor has the corporate power and requisite authority to execute, deliver the Loan Documents which it has executed and has taken all company action necessary to duly authorize (i) the execution, delivery and performance by such Guarantor of the terms and provisions of the Loan Documents which it has executed and (ii) the performance by such Guarantor of its obligations under the Loan Documents.
     (c) Binding Obligations. This Agreement does, and the Notes and other Loan Documents upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of Borrower enforceable in accordance with its respective terms (except that enforcement may be subject to general principles of equity and any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors’ rights generally).
     (d) No Legal Bar or Resultant Lien. The Notes and the Loan Documents, including this Agreement, do not and will not, to the best of Borrower’s and each Guarantor’s knowledge, violate or conflict with or result in a default under any provisions of Borrower’s organizational documents or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower or any Guarantor is subject, or result in the creation or imposition of any Lien or other encumbrance upon any assets or properties of Borrower or any Guarantor, other than those contemplated by this Agreement.
     (e) No Consent. The execution, delivery and performance by Borrower of the Notes and the execution, delivery and performance by Borrower and Guarantors of the other Loan Documents that each has executed, including this Agreement, does not require the consent or approval of any other person or entity, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof except for consents required for federal, state and, in some instances, private leases, rights-of-ways and other conveyances or encumbrances of oil and gas leases all of which shall have been obtained.
     (f) Financial Condition. The Financial Statements of Borrower and Guarantors which have been delivered to Lenders pursuant to the terms hereof are complete and correct in all material respects and fully and accurately reflect in all material respects the financial conditions and the results of the operations of Borrower and Guarantors as of the dates of such Financial Statements and no change has occurred between such date and the Effective Date in the condition, financial or otherwise of Borrower or any Guarantor which is reasonably expected to have a Material Adverse Effect, except as disclosed to Lenders in Schedule “2” attached hereto.
     (g) Liabilities. Neither Borrower nor any Guarantor has any material liability, direct or contingent on the Effective Date, except as disclosed to Lenders in the Financial Statements or on Schedule “3” attached hereto. No unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower or any Guarantor which is reasonably expected to have a Material Adverse Effect or which involve any of the Loan Documents.
     (h) Litigation. Except as described in the Financial Statements, or as otherwise disclosed to Lenders in Schedule “4” attached hereto, on the Effective Date there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Guarantor which involves the possibility of any judgment or liability not fully covered by insurance, and which is reasonably expected to have a Material Adverse Effect.
     (i) Taxes; Governmental Charges. Borrower and each Guarantor have filed all tax returns and reports required to be filed and have paid all taxes, assessments, fees and other governmental charges levied upon Borrower or any Guarantor or Borrower’s or any Guarantor’s assets, properties or income which are due and payable, including interest and penalties, the failure of which to pay could reasonably be expected to have a Material Adverse Effect, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves for the payment thereof as required by Accounting Principles has been provided and levy and execution thereon have been stayed and continue to be stayed.
     (j) Titles, Etc. Borrower has good and defensible title to all of its material assets, including without limitation, the Oil and Gas Properties, free and clear of all Liens except Permitted Liens. Borrower is entitled to receive not less than that percentage of oil, gas and other hydrocarbons produced from the land covered by the leases pertaining to the Oil and Gas Properties included in the Borrowing Base (after deduction of all royalties, overriding royalties and other interests payable from or measured by production) equal to the “net revenue interest” specified in the evaluation of such Oil and Gas Properties in the most recent engineering and/or reserve report(s) covering such Oil and Gas Properties which are delivered to Agent hereunder, with the term “net revenue interest” meaning the proportionate share of the production of oil, gas or other minerals to which Borrower is entitled after deduction of all royalties, overriding royalties and other interests payable from or measured by production. Borrower owns the “working interest” in the Oil and Gas Properties included in the Borrowing Base specified in the evaluation of such Oil and Gas Properties in the most recent engineering report(s) and/or reserve reports covering such Oil and Gas Properties which are delivered to Agent hereunder, with the term “working interest”, as used herein, meaning the right to explore for, drill and produce oil, gas or other minerals; and Borrower is not obligated to bear more than that percentage of the cost of all operations conducted on the Oil and Gas Properties equal to the “working interest” as above described (other than increases to Borrower’s working interest as a result of non-operator’s electing to not participate in a proposed operation under an operating agreement). All material oil, gas and mineral leases which constitute a portion of the Oil and Gas Properties are in full force and effect, and Borrower has not defaulted on any of its obligations thereunder so as to materially impair the value of such leases in the aggregate.

     (k) Defaults. Neither Borrower nor any Guarantor is in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which Borrower or any Guarantor is a party in any respect that would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default hereunder has occurred and is continuing.
     (l) Casualties; Taking of Properties. Since the dates of the latest Financial Statements of Borrower and Guarantors delivered to Lenders, neither the business nor the assets or properties of Borrower or any Guarantor has been affected (to the extent it is reasonably expected to cause a Material Adverse Effect), as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.
     (m) Use of Proceeds; Margin Stock. The proceeds of the Commitment may be used by Borrower solely for the purposes of (i) refinancing existing indebtedness under the Original Credit Agreement, (ii) acquisition, exploration and development of Oil and Gas Properties, including capital expenditures to fund drilling activities on the Oil and Gas Properties, (iii) working capital; and (iv) other general corporate purposes in the ordinary course of Borrower’s business. Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation U.
     Neither Borrower nor any person or entity acting on behalf of Borrower has taken or will take any action which might cause the loans hereunder or any of the Loan Documents, including this Agreement, to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.
     (n) Location of Business and Offices. The principal place of business and chief executive office of Borrower is located at the address as stated in Section 17 hereof or such other places or offices for which notice has been provided to Agent according to Section 13(f).
     (o) Compliance with the Law. To the best of Borrower’s knowledge, Borrower:
     (i) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower, or any of its or any Guarantor’s assets or properties are subject; or

     (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its business;
which violation or failure is reasonably expected to have a Material Adverse Effect.
     (p) No Material Misstatements. No information, exhibit or report furnished by Borrower to Lenders in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
     (q) Not A Utility. Neither Borrower nor any Guarantor is a utility subject to regulation under the laws of the State of Texas as a result of being engaged in the (i) generation, transmission, or distribution and sale of electric power; (ii) transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use; (iii) provision of telephone or telegraph service to others; (iv) production, transmission, or distribution and sale of steam or water; (v) operation of a railroad; or (vi) provision of sewer service to others.
     (r) ERISA. Borrower maintains no employee benefit plan or other plan for employees of Borrower that are covered by Title IV of ERISA.
     (s) Intentionally Deleted.
     (t) No Subsidiaries. Borrower has neither formed nor acquired any subsidiaries and, during the term of the Loan, Borrower shall neither form nor acquire any subsidiary unless at the time such subsidiary is formed or created, such subsidiary shall unconditionally guarantee the Notes and the obligations of Borrower under this Agreement pursuant to a guaranty agreement in form and substance satisfactory to Agent.
     (u) Environmental Matters. Except as disclosed on Schedule “6”, as of the Effective Date Borrower has not (i) received notice or otherwise learned or is otherwise aware of any Environmental Liability which would be reasonably expected to individually or in the aggregate have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment, (ii) received notice or otherwise become aware of any threatened or actual liability in connection with the release or notice of any threatened release of any toxic or hazardous waste into the environment which would be reasonably expected to individually or in the aggregate have a Material Adverse Effect or (iii) received notice or otherwise learned of or otherwise become aware of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which Borrower is or may be liable which would reasonably be expected to result in a Material Adverse Effect.
     (v) Liens. Except (i) as disclosed on Schedule “1” hereto and (ii) for Permitted Liens, the assets and properties of Borrower are free and clear of all liens and encumbrances.
     (w) Solvency. Immediately after the consummation of the transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of Borrower will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iii) Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
     (x) Insurance. All insurance reasonably necessary in the ordinary course of Borrower’s business is maintained by or on behalf of Borrower and all premiums in respect of such insurance have been paid or will be paid prior to the date such premium payments are due.
     11. Conditions of Lending.
     (a) The effectiveness of this Agreement, and the obligation to make the initial Advance under the Commitment shall be subject to satisfaction of the following conditions precedent:
     (i) Borrower’s Execution and Delivery. Borrower shall have executed and delivered to Agent the Agreement, the Notes and other required Loan Documents, all in form and substance satisfactory to Agent;
     (ii) Guaranty. Guarantors shall have executed an unconditional guaranty agreement of the Notes in form and substance satisfactory to Agent.
     (iii) Partnership Agreement. Borrower shall have delivered to Agent a true and correct copy of the limited partnership agreement of Borrower, together with all amendments thereto, certified as being a true and correct copy thereof.
     (iv) Partnership Authority Certificate. Borrower shall have delivered to Agent a Certificate of Partnership Authority of Borrower, certifying the name, title and signature of the Person authorized to sign the Loan Documents to which it is party on behalf of Borrower, duly executed by the partners of Borrower.
     (v) Articles, Bylaws and Regulations. Borrower shall have delivered to Agent a true and correct copy of its articles of organization, together with all amendments thereto. Guarantors shall have delivered to Agent a true and correct copy of each of their regulations and the articles of incorporation and bylaws of Approach Resources, together with all amendments thereof, and being certified by the secretary of each Guarantor and Approach Resources as being a true and correct copy thereof.
     (vi) Resolutions. Borrower shall have caused to be delivered to Agent resolutions of the board of directors of Approach Resources and the member of each Guarantor approving Approach Resources’ and each Guarantor’s execution, delivery and performance of the Loan Documents to which it is a party, duly adopted by such board of directors, certified by the secretary or member of Approach Resources and each Guarantor, as being a true and correct copy of such resolutions and that such resolutions have not been amended or rescinded and remain in full force and effect.
     (vii) Incumbency Certificate. Agent shall have received a signed certificate of the secretary or member of Approach Resources and each Guarantor certifying the name, office and signature of the member or officers of Approach Resources and each Guarantor authorized to sign the Loan Documents to which it is a party.
     (viii) Other Certificates. Agent shall have received certificates of existence and (in the case of Guarantors and Approach Resources only) of good standing for Borrower, Approach Resources and each Guarantor issued by the Secretary of State of Texas (in the case of Borrower) and the Secretary of State of Delaware (in the case of Guarantors and Approach Resources).
     (ix) Mortgage and Title. Agent shall have received the mortgage and title information required to be delivered by Borrower pursuant to Section 6 of this Agreement;
     (x) Representation and Warranties. The representations and warranties of Borrower under this Agreement and the other Loan Documents shall be true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);
     (xi) No Event of Default. No Default or Event of Default shall have occurred and be continuing;
     (xii) Legal Opinions. Agent shall have received from Borrower’s and each Guarantor’s legal counsel one or more favorable legal opinions in form and substance reasonably satisfactory to Agent.
     (xiii) Other Documents. Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to Agent; and
     (xiv) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Agent retained at the expense of Borrower.

     (b) The obligation of Lenders to make any Advance or issue any Letter of Credit under the Commitment (other than the initial Advance) shall be subject to the following additional conditions precedent that, at the date of making each such Advance or issuing such Letter of Credit and after giving effect thereto:
     (xv) Representations and Warranties. The representations and warranties of Borrower under this Agreement and the other Loan Documents are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date); and
     (xvi) No Event of Default. No Default or Event of Default shall have occurred and be continuing; and
     (xvii) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Agent retained at the expense of Borrower; and
     (xviii) Total Outstandings. After giving effect to such Advance or Letter of Credit, the Total Outstandings do not exceed the Borrowing Base then in effect.
Each Borrowing Notice shall constitute a representation and warranty by Borrower that the conditions contained in Sections 11(b)(i) and (ii) have been satisfied.
     12. Affirmative Covenants. A deviation from the provisions of this Section 12 shall not constitute a Default or an Event of Default under this Agreement if such deviation is expressly consented to in writing by Required Lenders prior to the date of deviation. Borrower will at all times comply with the covenants contained in this Section 12 from the date hereof and for so long as the Commitments are in existence or any amount is owed to Agent or Lenders under this Agreement or the other Loan Documents.
     (a) Financial Statements and Reports of Borrower, Guarantor. Borrower shall furnish to Agent: (i) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower and each Guarantor, commencing with the fiscal year ending December 31, 2006, an audited consolidated balance sheet of Borrower and Guarantors prepared as of the close of such fiscal year and audited consolidated statements of operations, changes in partners or shareholders/members equity and statements of cash flows of Borrower and Guarantors for such year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified by independent certified public accountants selected by Borrower and approved by Agent; and (ii) within sixty (60) days after the end of the first three fiscal quarters of each fiscal year of Borrower and Guarantors, commencing with the fiscal quarter ending March 30, 2007, an unaudited balance sheet (without footnotes) of Borrower and Guarantors prepared as of the close of such fiscal quarter and unaudited statements of operations (without footnotes) of Borrower and Guarantors for such quarter.

     (b) Hedging Report. Concurrently with the furnishing of the Financial Statements required in (a) above and in connection with each Borrowing Base redetermination and at any other time when requested by Agent, Borrower will provide to Agent a hedging report in form and substance satisfactory to Agent which shall contain, without limitation, the Projected Production for the latest available calendar quarter with supporting data, a description of outstanding Rate Management Transactions, including the commodity, effective date, termination date, notional quantity, applicable price, cap, or floor, and such other details required by Agent.
     (c) Additional Information. Promptly upon request of Agent from time to time any additional financial information or other information that the Agent may reasonably request.
     (d) Certificates of Compliance. Concurrently with the furnishing of the Financial Statements pursuant to Subsection 12(a) hereof for the months coinciding with the end of each fiscal year or quarter, Borrower will furnish or cause to be furnished to Agent a certificate in the form of Exhibit “C” attached hereto, signed by the President, Treasurer or Chief Financial Officer of Approach Operating, as the sole general partner of Borrower, (i) stating that Borrower has fulfilled in all material respects its obligations under the Notes and the Loan Documents, including this Agreement, and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if a Default has occurred, specifying the Default and the nature and status thereof, (ii) to the extent requested from time to time by Agent, specifically affirming compliance of Borrower in all material respects with any of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of compliance with Section 13(b); and (iv) containing or accompanied by such financial or other details, information and material as Agent may reasonably request to evidence such compliance.
     (e) Taxes and Other Liens. Borrower and each Guarantor will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon Borrower and such Guarantor, or upon the income or any assets or property of such Borrower, as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of Borrower or any Guarantor and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that neither Borrower nor any Guarantor shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed and if Borrower or Guarantors shall have set up adequate reserves therefor, if required, under Accounting Principles.
     (f) Compliance with Laws. Borrower and Guarantors will observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign.
     (g) Further Assurances. Borrower will cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Notes and the Loan Documents, including this Agreement. Borrower at its sole expense will promptly execute and deliver to Agent upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Notes or more fully to state the obligations set out herein.
     (h) Performance of Obligations. Borrower will pay the Notes and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and Borrower and Guarantors will do and perform every act and discharge all of the obligations provided to be performed and discharged by Borrower and Guarantors under the Loan Documents, including this Agreement, at the time or times and in the manner specified.
     (i) Insurance. Borrower now maintains and will continue to maintain insurance with financially sound and reputable insurers with respect to its assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of persons engaged in the same or similar businesses and similarly situated. Upon request of Agent, Borrower will furnish or cause to be furnished to Agent from time to time a summary of the respective insurance coverage of Borrower in form and substance reasonably satisfactory to Agent, and, if requested, will furnish Agent copies of the applicable policies. Upon demand by Agent any insurance policies covering any such property shall be endorsed (i) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Agent, (ii) to provide for insurance against fire, casualty and other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated business and properties) of the property insured, and (iii) to provide for such other matters as Agent may reasonably require. Borrower shall at all times maintain adequate insurance with respect to all of its other assets and wells in accordance with prudent business practices.
     (j) Accounts and Records. Borrower and Guarantors will keep proper books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years, subject to changes suggested by Borrower’s or Guarantors’ auditors.
     (k) Right of Inspection. Borrower and Guarantors will permit, after reasonable notice to Borrower and Guarantors, any officer, employee or agent of Agent to examine Borrower’s and Guarantors’ books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as Lenders may reasonably request. Lenders will keep all Confidential Information (as herein defined) confidential and will not disclose or reveal the Confidential Information or any part thereof other than (i) as required by law, (ii) to Lenders’, and Lenders’ subsidiaries, Affiliates, officers, employees, legal counsel and regulatory authorities or advisors to whom it is necessary to reveal such information for the purpose of effectuating the agreements and undertakings specified herein or as otherwise required in connection with the enforcement of Lenders’ and Agent’s rights and remedies under the Notes, this Agreement and the other Loan Documents and (iii) any assignee of or participant in, or any prospective assignee of or participant in, any Lender’s rights or obligations under this Agreement. As used herein, “Confidential Information” means information about Borrower or Guarantors furnished by Borrower or Guarantors, but does not include information (i) which was publicly known, or otherwise known to Lenders, at the time of the disclosure, (ii) which subsequently becomes publicly known through no act or omission by Lenders, or (iii) which otherwise becomes known to Lenders, other than through disclosure by Borrower and Guarantors.
     (l) Notice of Certain Events. Borrower shall promptly notify Agent if Borrower learns of the occurrence of (i) any event which constitutes a Default or Event of Default together with a detailed statement by Borrower of the steps being taken to cure such Default or Event of Default; (ii) any legal, judicial or regulatory proceedings affecting Borrower or any Guarantor or any of the assets or properties of Borrower or any Guarantor which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (iii) any dispute between Borrower or any Guarantor and any governmental or regulatory body or any other Person or entity which, if adversely determined, would reasonably be expected to cause a Material Adverse Effect; and (iv) any other matter which in Borrower’s reasonable opinion could have a Material Adverse Effect.
     (m) Environmental Reports and Notices. Borrower will deliver to Agent (i) promptly upon its becoming available, one copy of each report (other than routine informational filings) sent by Borrower to any court, governmental agency or instrumentality pursuant to any Environmental Law, (ii) notice, in writing, promptly upon Borrower’s receipt of notice or otherwise learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect; (y) the release or threatened release of any hazardous substance, toxic or hazardous waste into the environment which reasonably could be expected to have a Material Adverse Effect or which release Borrower would have a duty to report to any court or government agency or instrumentality, or (iii) the existence of any Environmental Lien on any properties or assets of Borrower and Borrower shall promptly deliver a copy of any such notice to Agent.
     (n) Compliance and Maintenance. Borrower will, (i) observe and comply in all material respects with all Environmental Laws; (ii) except as provided in Subsections 12(o) and 12(p) below, maintain the Borrowing Base Properties and other assets and properties in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Borrowing Base Properties and other assets and properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times in the opinion of Borrower, exercised in good faith; (iii) take or cause to be taken whatever actions are necessary or desirable to prevent an event or condition of default by any Borrower under the provisions of any gas purchase or sales contract or any other contract, agreement or lease comprising a part of the Borrowing Base Properties or other collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect; and (iv) furnish Agent upon request evidence reasonably satisfactory to Agent that there are no Liens, claims or encumbrances on the Borrowing Base Properties, except Permitted Liens.
     (o) Operation of Properties. Except as provided in Subsections 12(p) and (q) below, Borrower will operate, or cause to be operated, all Borrowing Base Properties in a careful and efficient manner in accordance with the practice of the industry and in compliance in all material respects with all applicable laws, rules, and regulations, and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the properties are situated, and all applicable laws, rules, and regulations, of every other agency and authority from time to time constituted to regulate the development and operation of the properties and the production and sale of hydrocarbons and other minerals therefrom; provided, however, that Borrower shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.
     (p) Compliance with Leases and Other Instruments. Borrower will pay or cause to be paid and discharge all rentals, delay rentals, royalties, production payment, and indebtedness required to be paid by such party (or required to keep unimpaired in all material respects the rights of such party in Borrowing Base Properties) accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of such party by each and all of the assignments, deeds, leases, subleases, contracts, and agreements in any way relating to such party or any of the Borrowing Base Properties and do all other things necessary of such party to keep unimpaired in all material respects the rights of such party thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require Borrower to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent Borrower from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of Borrower exercised in good faith, it is not in the best interest of Borrower to perpetuate the same.
     (q) Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Borrowing Base Properties which are being operated by operators other than Borrower, Borrower shall not be obligated to perform any undertakings contemplated by the covenants and agreement contained in Subsections 12(o) or 12(p) hereof which are performable only by such operators and are beyond the control of Borrower; however, Borrower agrees to promptly take, or cause to be taken, all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such material undertakings required to be performed thereunder.
     (r) Sale of Certain Assets/Prepayment of Proceeds. Borrower will immediately pay over to Agent for the ratable benefit of Lenders as a prepayment of principal on the Notes and a reduction of the Borrowing Base, an amount equal to 100% of the “Release Price” from the sale of Borrowing Base Properties, which sale has been approved in advance by Required Lenders (provided, however, that approval of Required Lenders shall not be required for the sales of Borrowing Base Properties aggregating an Engineered Value of ten percent (10%) or less of the Borrowing Base then in effect during any calendar year). The term “Release Price” means the amount by which the Total Outstandings exceed the Borrowing Base after the Borrowing Base is reduced as a result of the sale of Borrowing Base Properties. Any such prepayment of principal on the Notes required by this Section 12(r), shall not be in lieu of, but shall be in addition to, any mandatory prepayment of principal required to be paid pursuant to Section 9(b) hereof. The Borrowing Base shall be reduced by the amount equal to the Engineered Value of the Borrowing Base Properties sold according to the most recent reserve report provided to Lender (as determined by Agent) and, in addition thereto, upon the sale of any Borrowing Base Properties that require the prior approval of Required Lenders, if requested by Required Lenders, the Borrowing Base will be redetermined pursuant to an Unscheduled Redetermination, which redetermination will be in addition to any other Unscheduled Redetermination that may be requested by Required Lenders.
     (s) Title Matters. As to any Borrowing Base Properties hereafter mortgaged to Agent, Borrower will promptly (but in no event more than sixty (60) days following such mortgaging) furnish, or cause to be furnished to Agent title information reasonably satisfactory to Agent that is necessary to cause Borrower to be in compliance with its obligations under Section 12(u) with respect to title information, showing good and defensible title of Borrower to such Borrowing Base Properties subject only to Permitted Liens.
     (t) Change of Principal Place of Business. Borrower shall give Agent at least thirty (30) days prior written notice of its intention to move its principal place of business and executive offices from the address set forth in Section 17 hereof
     (u) Additional Collateral. Borrower agrees to regularly monitor engineering data covering all producing oil and gas properties and interests owned or acquired by Borrower on or after the date hereof and to mortgage or cause to be mortgaged such of the same to Agent for the ratable benefit of Lenders in substantially the form of the Collateral Documents, as applicable, to the extent that Lenders shall at all times during the existence of the Commitment be secured by perfected Liens and security interests covering not less than eighty percent (80%) of the Engineered Value of the Borrowing Base Properties of Borrower. In addition, Borrower agrees that in connection with the mortgaging of such additional Borrowing Base Properties, it shall within a reasonable time thereafter, deliver or cause to be delivered to Agent such mortgage and title opinions and other title information with respect to the title and Lien status of such Borrowing Base Properties as may be necessary to maintain at all times a level of such title information (showing good and defensible title) of not less than seventy-five percent (75%) of the Engineered Value of all Borrowing Base Properties mortgaged to Agent for the ratable benefit of Lenders.
     13. Negative Covenants. A deviation from the provisions of this Section 13 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by Required Lenders prior to the date of deviation. Borrower will at all times comply with the covenants contained in this Section 13 from the date hereof and for so long as the Commitment is in existence or any amount is owed to Agent or Lenders under this Agreement or the other Loan Documents.
     (a) Negative Pledge. Borrower shall not, without the prior written consent of Required Lenders:
     (i) create, incur, assume or permit to exist any Lien, security interest or other encumbrance on any of its assets or properties except Permitted Liens; or
     (ii) during any annual period, sell, convey, exchange, lease or otherwise dispose of during any annual period any of its Oil and Gas Properties having an aggregate value as determined in the most recent engineering report delivered to Agent under Section 7(b) hereof in excess of ten percent (10%) of the Borrowing Base, excluding (i) obsolete or worn-out equipment and (ii) oil, gas and hydrocarbons sold in the ordinary course of Borrower’s business and (iii) Oil and Gas Properties that have been given no Engineered Value in the Borrowing Base then in effect. After a Borrowing Base has been determined, upon the sale of any oil and gas properties, the Borrowing Base shall be reduced, effective on the date of consummation of such sale, by an amount which the Required Lenders determine is the Borrowing Base value last assigned to such oil and gas properties according to the most recent reserve report or update thereof delivered to Agent. Agent shall provide Borrower with written notice of the redetermined Borrowing Base made in accordance with this Section 13(a)(ii), which written notice shall be sufficient to give effect to such redetermined Borrowing Base without further amendment to this Agreement.
     (b) Current Ratio. Borrower will not allow the Current Ratio of Borrower to at any time be less than 1.0 to 1.0.
     (c) Consolidations and Mergers. Borrower will not consolidate or merge with or into any other Person if Borrower is not the surviving entity or, if Borrower is the surviving entity, such merger or consolidation would cause an Event of Default to occur, or permit any other Person to consolidate with or merge into it if Borrower is not the surviving entity or, if Borrower is the surviving entity, such merger or consolidation would cause an Event of Default to occur or transfer all, or substantially all, of its property.
     (d) Limitation on Additional Indebtedness. Borrower will not incur, create, assume or in any manner become or be liable in respect of any indebtedness, nor will any

Borrower guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other person or entity, whether by agreement to purchase the indebtedness of any other person or entity or agreement for the furnishing of funds to any other person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other person or entity, or otherwise, except that the foregoing restrictions shall not apply to:
     (i) the Notes and Letters of Credit, and any renewal or increase thereof, or other indebtedness of Borrower outstanding at the Effective Date which has heretofore disclosed to Lenders in Borrower’s Financial Statements or on Schedule “4” hereto; or
     (ii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by Accounting Principles shall have been made therefor and levy and execution thereon have been stayed and continue to be stayed; or
     (iii) indebtedness (other than in connection with a loan or lending transaction) incurred in the ordinary course of business, including, but not limited to indebtedness for drilling, completing, leasing and reworking oil and gas wells; or
     (iv) obligations under permitted Rate Management Transactions; or
     (v) such other indebtedness not to exceed $1,000,000; or
     (vi) trade payables and other accrued liabilities that are incurred in the ordinary course of business; and
     (vii) any renewals or extensions of (but, other than in the case of the Notes, not increases in) any of the foregoing.
     (e) Restricted Payments. Borrower will not declare or pay any cash dividend or distribution (whether in cash, securities or other property) purchase, redeem or otherwise acquire for value any of its stock interest now or hereafter outstanding, return any capital to its stockholders or make any distribution of its assets to its stockholders as such, except that, if no Event of Default has occurred and is continuing, Borrower may distribute to its shareholders an amount equal annually to their tax liability incurred as a result of their ownership interest in Borrower.
     (f) Rate Management Transactions. Borrower will not enter into any Rate Management Transaction, except the foregoing prohibition shall not apply to (i) transactions consented to in writing by the Required Lenders which are on terms acceptable to the Required Lenders, or (ii) Pre-Approved Contracts. Once Borrower enters into a Rate Management Transaction, the terms and conditions of such Rate Management Transaction may not be materially amended or modified, nor may such Rate

Management Transaction be cancelled without Borrower having given Agent written notice of such amendment, modification or cancellation on the date not later than three (3) Business Days after the date such action takes place. Borrower further agrees to give Agent written notice of any bankruptcy, insolvency or similar proceeding commenced by or against any counterparty to any agreement entered into any such Rate Management Transaction.
     (g) Certain Transactions. With respect to its Oil and Gas Properties, Borrower shall not enter into any transaction with any Affiliate except for transactions with Affiliates upon terms not less favorable to Borrower than would be obtainable at the time in comparable transactions of Borrower in arm’s length dealings with Persons other than Affiliates.
     (h) Intentionally Deleted.
     (i) Limitation on Investments and New Businesses. Borrower shall not engage directly or indirectly in any new business or make any acquisitions, investments, or commitments, except such businesses, operations, acquisitions, or investments which are incidental to or reasonably related to the present businesses and operations conducted by Borrower and except (i) investment in obligations of the United States government or any agency thereof or obligations guaranteed by the United States government having a maturity not in excess of one year, (ii) investments in certificates of deposit of financially sound commercial Bank having a maturity not in excess of one year, (iii) investments in commercial paper with a rating of at least “Prime 1” according to Moody’s Investors Service, Inc., or a similar rating of a comparable or successor service, having a maturity not in excess of one year.
     (j) Limitation on Credit Extensions. Borrower shall not extend credit, make advances or make loans to any Person or entity other than normal and prudent extensions of credit in the ordinary course of business.
     (k) Fiscal Year. Borrower shall not change its fiscal year.
     (l) Certain Agreements. Neither Borrower nor any Guarantor shall enter into any agreement, which by its terms would expressly restrict its performance of its obligations pursuant to this Loan Agreement or the other Loan Documents.
     (m) Lines of Business. Borrower shall not directly or indirectly engage in any business other than the acquisition, exploration, development, operation, management or resale of oil, gas and energy properties and the processing, gathering, marketing and transportation of production therefrom.
     14. Events of Default. Any one or more of the following events shall be considered an “Event of Default” as that term is used herein:
     (a) Borrower shall fail to pay when due or declared due the principal of the Notes or any Reimbursement Obligations with respect to any Letter of Credit, including any payment of principal required under Section 9(b), and such failure to pay shall continue unremedied for a period of one (1) day; or
     (b) Borrower shall fail to pay when due accrued interest on any of the Notes or any fees or other amounts payable hereunder or under any other Loan Document and such failure to pay shall continue unremedied for a period of three (3) days; or
     (c) Any representation or warranty made by Borrower under this Agreement, or in any certificate or statement furnished or made to Lenders pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including financial statements), certificate, report or other data furnished or to be furnished or made by Borrower under any Loan Document, including this Agreement, proves to have been untrue in any material respect; or
     (d) Default shall be made in the due observance or performance of any of the covenants or agreements of Borrower contained in the Loan Documents, including this Agreement (excluding covenants contained in Section 13 of the Agreement for which there is no cure period), and such default shall continue for more than thirty (30) days after written notice from Agent is received by Borrower; or
     (e) Default shall be made in the due observance or performance of the covenants of Borrower contained in Section 13 of this Agreement; or
     (f) Default shall be made in respect of any obligation for borrowed money in excess of $500,000 other than the Notes, for which Borrower is liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other consensual security interest with respect thereto, on any asset or property of Borrower or in respect of any agreement relating to any such obligations, and if such default shall continue beyond the applicable grace period, if any; or
     (g) Borrower or any Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action authorizing the foregoing; or
     (h) An involuntary case or other proceeding, shall be commenced against Borrower or any Guarantor seeking liquidation, reorganization or other relief with respect to its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower or any Guarantor under the federal bankruptcy laws as now or hereinafter in effect; or
     (i) A final judgment or order for the payment of money in excess of $500,000 (or judgments or orders aggregating in excess of $500,000) shall be rendered against Borrower and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days; provided, however, that if any such judgment order is not satisfied or stayed within such 30-day period an Event of Default shall not exist if prior to the end of such 30-day period Borrower provides to Agent an unqualified statement from Borrower’s insurance carrier addressed to Agent that the entire amount of such judgment or order is a covered loss under the insurance policies that Borrower maintains with such insurance carrier and that such insurance carrier does not dispute such insurance coverage and will provide Borrower with such proceeds of insurance required to satisfy such judgment or order; or
     (j) Borrower shall fail to pay any obligation owed under any Rate Management Transaction in an amount in excess of $500,000 or in any amount if the obligations of Borrower under any such Rate Management Transaction are secured by the Collateral Documents or any event of default (as defined therein) shall occur as a result of the action or inaction of Borrower under any agreement entered into in connection with any Rate Management Transaction; or
     (k) The Liens securing the Loans cease to be in place and/or effective (other than as a result of Agent’s actions or inactions); or
     (l) A Change of Control shall occur; or
     (m) The dissolution of Borrower or any Guarantor.
     Upon occurrence of any Event of Default specified in Subsections 14(g) and (h) hereof, the entire principal amount due under the Notes and all interest then accrued thereon, and any other liabilities of Borrower hereunder, shall become automatically and immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence of any other Event of Default, Agent, upon request of Required Lenders, shall by written notice to Borrower terminate the Commitment and declare the principal of, and all interest then accrued on, the Notes and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Notes to the contrary notwithstanding.
     Upon the occurrence and during the continuance of any Event of Default, Lenders are hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any Lender to or for the credit or the account of Borrower against any and all of the indebtedness of Borrower under the Notes and the Loan Documents, including this Agreement, irrespective of whether or not Lenders shall have made any demand under the Loan Documents, including this Agreement or the Notes and although such indebtedness may be unmatured. Any amount set-off by any Lender shall be applied against the indebtedness owed Lenders by Borrower pursuant to this Agreement and the Notes. Lenders agree promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lenders under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lenders may have.
     15. Agent and Lenders.
     (a) Appointment and Authorization. Each Lender hereby appoints Agent as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Lender in and under all Loan Documents; (ii) to arrange the means whereby the funds of Lenders are to be made available to Borrower under the Loan Documents; (iii) to take such action as may be requested by any Lender under the Loan Documents (when such Lender is entitled to make such request under the Loan Documents); (iv) to receive all documents and items to be furnished to Lenders under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of Lenders; (vi) to promptly distribute to each Lender all material information, requests, documents and items received from Borrower under the Loan Documents; (vii) to promptly distribute to each Lender such Lender’s Pro Rata Part of each payment or prepayment (whether voluntary, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and (viii) to deliver to the appropriate Persons requests, demands, approvals and consents received from Lenders. Each Lender hereby authorizes Agent to take all actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. With respect to its Commitment hereunder and the Notes issued to it, Agent and any successor Agent shall have the same rights under the Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent and any successor Agent in its capacity as a Lender. Agent and any successor Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with Borrower, and any person which may do business with Borrower, all as if Agent and any successor Agent was not Agent hereunder and without any duty to account therefor to Lenders; provided that, if any payments in respect of any property (or the proceeds thereof) now or hereafter in the possession or control of Agent which may be or become security for the obligations of Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other business shall be applied to reduction of the obligations of Borrower arising under the Loan Documents, then each Lender shall be entitled to share in such application according to its Pro Rata Part thereof. Each Lender, upon request of any other Lender, shall disclose to all other Lenders all indebtedness and liabilities, direct and contingent, of Borrower to such Lender as of the time of such request.
     (b) Note Holders. From time to time as other Lenders become a party to this Agreement, Agent shall obtain execution by Borrower of additional Notes in amounts representing the Commitments of each such new Lender, up to an aggregate face amount of all Notes not exceeding $100,000,000. The obligation of such Lender shall be governed by the provisions of this Agreement, including but not limited to, the obligations specified in Section 2 hereof. From time to time, Agent may require that Lenders exchange their Notes for newly issued Notes to better reflect the Commitments of Lenders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer has been filed with it, signed by such payee and in form satisfactory to Agent.
     (c) Consultation with Counsel. Lenders agree that Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. LENDERS ACKNOWLEDGE THAT MURPHY MAHON KEFFLER & FARRIER, L.L.P. IS COUNSEL FOR FROST, BOTH AS AGENT AND AS A LENDER, AND THAT SUCH FIRM DOES NOT REPRESENT ANY OF THE OTHER LENDERS IN CONNECTION WITH THIS TRANSACTION.
     (d) Documents. Agent shall not be under a duty to examine or pass upon the validity, effectiveness, enforceability, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, and Agent shall be entitled to assume that the same are valid, effective, enforceable and genuine and what they purport to be.
     (e) Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving written notice thereof to Lenders and Borrower, and Agent may be removed at any time with or without cause by Required Lenders (excluding Agent). If no successor Agent has been so appointed by Required Lenders (and approved by Borrower) and has accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent. Any successor Agent must be approved by Borrower, which approval will not be unreasonably withheld. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent, as the case may be, shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 15 shall continue in effect for its benefit in respect to any actions taken or omitted to be taken by it while it was acting as Agent. To be eligible to be an Agent hereunder the party serving, or to serve, in such capacity must own a Pro Rata Part of the Commitments equal to the level of Commitment required to be held by any Lender pursuant to Section 29 hereof.

     (f) Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent under the Loan Documents are only those expressly set forth in the Loan Documents as to each and that Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact or has received notice from a Lender or Borrower that such Lender or Borrower considers that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof. Neither Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Agent shall not incur liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable.
     Agent shall not be responsible to Lenders for any of Borrower’s recitals, statements, representations or warranties contained in any of the Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Lender under, the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure by Borrower to perform any of its obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.
     The relationship between Agent and each Lender is only that of agent and principal and has no fiduciary aspects. Nothing in the Loan Documents or elsewhere shall be construed to impose on Agent any duties or responsibilities other than those for which express provision is therein made. In performing its duties and functions hereunder, Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation or responsibility toward or any relationship of agency or trust with or for Borrower or any of its beneficiaries or other creditors. As to any matters not expressly provided for by the Loan Documents, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of all Lenders and such instructions shall be binding upon all Lenders and all holders of the Notes; provided, however, that Agent shall not be required to take any action which is contrary to the Loan Documents or applicable law.
     Agent shall have the right to exercise or refrain from exercising, without notice or liability to Lenders, any and all rights afforded to Agent by the Loan Documents or which Agent may have as a matter of law; provided, however, Agent shall not (i) except as provided herein and in Section 7(b) hereof, without the consent of Required Lenders approve the sale, release or substitution of Collateral other than the sale of Collateral permitted pursuant to Section 13(a)(ii) hereof, or (ii) without the consent of Required Lenders, take any other action with regard to amending the Loan Documents, waiving any Default under the Loan Documents, or taking any other action with respect to the Loan Documents. Agent shall not have liability to Lenders for failure or delay in exercising any right or power possessed by Agent pursuant to the Loan

Documents or otherwise unless such failure or delay is caused by the gross negligence of Agent, in which case only Agent responsible for such gross negligence shall have liability therefor to Lenders.
     (g) Independent Investigation. Each Lender severally represents and warrants to Agent that it has made its own independent investigation and assessment of the financial condition and affairs of Borrower in connection with the making and continuation of its participation hereunder and has not relied exclusively on any information provided to such Lender by Agent in connection herewith, and each Lender represents, warrants and undertakes to Agent that it shall continue to make its own independent appraisal of the creditworthiness of Borrower while the Notes are outstanding or its commitments hereunder are in force. Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of Borrower. Other than as provided in this Agreement, Agent shall not have any duty, responsibility or liability to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower which may come into the possession of Agent.
     (h) Indemnification. Lenders agree to indemnify Agent, its Affiliates, its directors, officers, attorneys and employees (the “Indemnified Agents”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any proper and reasonable kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by any Indemnified Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Indemnified Agent’s gross negligence or willful misconduct. Each Lender shall be entitled to be reimbursed by any such Indemnified Agent for any amount such Lender paid to such Indemnified Agent under this Section 15(h) to the extent such Indemnified Agent has been reimbursed for such payments by Borrower or any other Person. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT AGENT FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON ANY INDEMNIFIED AGENT AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY SUCH LIABILITY.
     (i) Benefit of Section 15. The agreements contained in this Section 15 are solely for the benefit of Agent and Lenders and are not for the benefit of, or to be relied upon by, Borrower, any affiliate of Borrower or any other person.
     (j) Pro Rata Treatment. Subject to the provisions of this Agreement, each payment (including each prepayment) by Borrower and each collection by Lenders (including offsets) on account of the principal of and interest on the Notes and fees provided for in this Agreement, that are payable by Borrower, shall be made Pro Rata; provided, however, in the event that any Defaulting Lender shall have failed to make an Advance as contemplated under Section 2 hereof and Agent or another Lender or Lenders shall have made such Advance, payment received by Agent for the account of such Defaulting Lender or Lenders shall not be distributed to such Defaulting Lender or Lenders until such Advance or Advances shall have been repaid in full to the Lender or Lenders who funded such Advance or Advances.
     (k) Assumption as to Payments. Except as specifically provided herein, unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Lenders hereunder that Borrower will not make such payment in full, Agent may, but shall not be required to, assume that Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Agent, each Lender shall repay to Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the interest rate applicable to such portion of the Loan.
     (l) Other Financings. Without limiting the rights to which any Lender otherwise is or may become entitled, such Lender shall have no interest, by virtue of this Agreement or the Loan Documents, in (a) any present or future loans from, letters of credit issued by, or leasing or other financial transactions by, any other Lender to, on behalf of, or with Borrower (collectively referred to herein as “Other Financings”) other than the obligations hereunder; (b) any present or future guarantees by or for the account of Borrower which are not contemplated by the Loan Documents; (c) any present or future property taken as security for any such Other Financings; or (d) any property now or hereafter in the possession or control of any other Lender which may be or become security for the obligations of Borrower arising under any loan document by reason of the general description of indebtedness secured or property contained in any other agreements, documents or instruments relating to any such Other Financings.
     (m) Interests of Lenders. Nothing in this Agreement shall be construed to create a partnership or joint venture between Lenders for any purpose. Agent, Lenders and Borrower recognize that the respective obligations of Lenders under the Commitments shall be several and not joint and that neither Agent nor any of Lenders shall be responsible or liable to perform any of the obligations of the other under this Agreement. Each Lender is deemed to be the owner of an undivided interest in and to all rights, titles, benefits and interests belonging and accruing to Agent under the Security Instruments, including, without limitation, liens and security interests in any collateral, fees and payments of principal and interest by Borrower under the Commitments on a Pro Rata basis. Each Lender shall perform all duties and obligations of Lenders under this Agreement in the same proportion as its ownership interest in the Loans outstanding at the date of determination thereof.
     (n) Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Agent in good faith determines that there is any dispute among Lenders about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to Lenders, Agent may invest such funds pending distribution (at the risk of Lenders). All interest on any such investment shall be distributed upon the distribution of such investment and in the same proportions and to the same Persons as such investment. All monies received by Agent for distribution to Lenders (other than to the Person who is Agent in its separate capacity as a Lender) shall be held by Agent pending such distribution solely as Agent for such Lenders, and Agent shall have no equitable title to any portion thereof.
     (o) Delegation to Affiliates. Borrower and Lenders agree that Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which perform duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which Agent is entitled under Sections 15 and 18.
     (p) Execution of Collateral Documents. Lenders hereby empower and authorize Agent to execute and deliver the Security Instruments and all related financing statements and other financing statements, agreements, documents or instruments that shall be necessary or appropriate to effect the purposes of the Security Instruments.
     (q) Collateral Releases. Lenders hereby empower and authorize Agent to execute and deliver to Borrower on its behalf any agreements, documents, or instruments as shall be necessary or appropriate to reflect any releases of Collateral which shall be permitted by the terms hereof (including, without limitation, the release of Collateral that Borrower is permitted to sell pursuant to Section 13 hereof) or of any other Loan Document or which shall otherwise have been approved by the Required Lenders pursuant to Section 15 hereof.
     16. Exercise of Rights. No failure to exercise, and no delay in exercising, on the part of Agent or Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Agent and Lenders hereunder shall be in addition to all other rights provided bylaw.
     17. Notices. Any notices or other communications required or permitted to be given by this Agreement or any other documents or instruments referred to herein must be given in writing (which may be by bank wire, telecopy or similar writing) and shall be given to the party to whom such notice or communication is directed at the address or telecopy number of such party as follows: (a) BORROWER: Approach Resources I, LP, 6300 Ridglea Place, Suite 1107, Fort Worth, Texas 76116, Attention: J. Ross Craft, Facsimile No. (817) 989-9001; with copy to: Steve Smart, 6300 Ridglea Place, Suite 1107, Fort Worth, Texas 76116, Facsimile No. (817) 989-9001; (b) AGENT and LENDERS: c/o The Frost National Bank, 777 Main Street, Suite

500, Fort Worth, Texas 76102, Attention: John S. Warren, Facsimile No. (817) 420-5250. Any such notice or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 17 and the appropriate answer back is received or receipt is otherwise confirmed, (b) if given by mail, three (3) days after deposit in the mails with first-class postage, prepaid, as addressed as aforesaid or (c) if given by any other method, when delivered at the address specified in this Section 17; provided, however, that notices to Agent under Sections 2, 3, 4 or 5 hereof shall not be effective until received. Any notice required to be given to Lenders shall be given to Agent and distributed to all Lenders by Agent.
     18. Expenses. Borrower shall pay (i) all reasonable and necessary out-of-pocket expenses of Agent, including reasonable fees and disbursements of special counsel for Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default hereunder, (ii) all reasonable and necessary out-of-pocket expenses of Agent, including reasonable fees and disbursements of special counsel for Agent in connection with the preparation of any participation agreement for a participant or participants requested by Borrower or any amendment thereof and (iii) if a Default or an Event of Default occurs, all reasonable and necessary out-of-pocket expenses incurred by Lenders, including reasonable fees and disbursements of counsel, in connection with such Default and Event of Default and collection and other enforcement proceedings resulting therefrom. BORROWER HEREBY ACKNOWLEDGES THAT MURPHY MAHON KEFFLER & FARRIER, L.L.P. IS SPECIAL COUNSEL TO FROST, AS AGENT AND AS A LENDER, UNDER THIS AGREEMENT AND THAT IT IS NOT COUNSEL TO, NOR DOES IT REPRESENT BORROWER IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. Borrower is relying on separate counsel in the transaction described herein. Borrower shall indemnify Lenders, within thirty (30) days after written demand therefor, against any transfer taxes, document taxes, assessments or charges made by any governmental authority and paid by Lenders (or Agent on behalf of Lenders) by reason of the execution, delivery and filing of the Loan Documents. The obligations of this Section 18 shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of Borrower to Lenders hereunder and under the Notes.
     19. Indemnity. Borrower hereby agrees to indemnify Agent, each Lender, their respective Affiliates, and each of their directors, officers, and employees (the “Indemnified Parties”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor of any Indemnified Party, Agent, any Lender or any Affiliate that is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any loan hereunder even if any of the foregoing arises out of the ordinary negligence of the party seeking indemnification except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The indemnity set forth herein shall be in addition to any other obligations or liabilities of Borrower to any Indemnified Party, Agent, and each of Lenders hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of Borrower to Lenders hereunder and under the Notes. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON AGENT AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.
     20. Non-Liability of Lenders. The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent, nor any Lender shall have any fiduciary responsibility to Borrower. Neither Agent, nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s businesses or operations. Borrower agrees that neither Agent, nor any Lender shall have any liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement and the other Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such loss resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither Agent, nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by Borrower in connection with, arising out of, or in any way related to this Agreement, the Loan Documents or any transaction contemplated thereby.
     21. Governing Law. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN FORT WORTH, TARRANT COUNTY, TEXAS, AND THE SUBSTANTIVE LAWS OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN.
     22. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
     23. Maximum Interest Rate. Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, Lenders shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Notes any amount in excess of the Maximum Rate, and in the event any Lender ever receives, collects or applies as interest any such excess, or if an acceleration of the maturities of any Notes or if any prepayment by Borrower results in Borrower having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Notes for which such excess was received, collected or applied, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to Borrower. All sums paid or agreed to be paid to Lenders for the use, forbearance or detention of the indebtedness evidenced by the Notes and/or this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate of interest permitted by law, Borrower and Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Note at the Maximum Rate.
     For purposes of Section 303 of the Texas Finance Code, to the extent applicable to any Lender or Agent, Borrower agrees that the Maximum Rate shall be the “weekly ceiling” as defined in said Chapter, provided that such Lender or Agent, as applicable, may also rely, to the extent permitted by applicable laws of the State of Texas and the United States of America, on alternative maximum rates of interest under the Texas Finance Code or other laws applicable to such Lender or Agent from time to time if greater (the “Maximum Rate”).
     24. Amendments. This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced. No modification or waiver of any provision of the Loan Documents, including this Agreement, or the Notes nor consent to departure therefrom, shall be effective unless in writing signed by Borrower and Required Lenders; provided, however, that no amendment, waiver, or other action shall be effected pursuant to this Section 24 without the consent of all Lenders which: (a) would increase the Borrowing Base, (b) would reduce any fees hereunder, or the principal of, or the interest on, any Lender’s Note or Notes, (c) would postpone any date fixed for any payment of any fees hereunder, or any principal or interest of any Lender’s Note or Notes, (d) would increase the aggregate Commitments or any Lender’s individual Commitment hereunder or would materially alter Agent’s obligations to any Lender hereunder, (e) would release Borrower from its obligation to pay any Lender’s Note or Notes, (f) would release any Collateral (other than the Collateral that is sold or transferred with the prior consent of Required Lenders pursuant to Section 13(a)(ii)), (g) would change the definition of Required Lenders (or without the prior consent of Required Lenders if such consent is not required), or (h) would amend this sentence. No such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand. No amendment of any provision of this Agreement relating to Agent shall be effective without the written consent of Agent.
     25. Multiple Counterparts. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.

Delivery of an executed counterpart of a signature page of the Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     26. Conflict. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.
     27. Survival. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Notes or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.
     28. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of all of Lenders, assign any rights, powers, duties or obligations hereunder.
     29. Assignments and Participations.
     (a) Each Lender shall have the right to sell, assign or transfer all or any part of its Note or Notes, its Commitment and its rights and obligations hereunder to one or more Affiliates, Lenders, financial institutions, pension plans, insurance companies, investment funds, or similar Persons who are Eligible Assignees or to a Federal Reserve Bank; provided, that each sale, assignment or transfer (other than to an Affiliate or a Federal Reserve Bank) shall require the consent of Agent and Borrower, which consents will not be unreasonably withheld; provided, however, that if an Event of Default has occurred and is continuing, the consent of Borrower shall not be required. Any such assignee, transferee or recipient shall have, to the extent of such sale, assignment, or transfer, the same rights, benefits and obligations as it would if it were such Lender and a holder of such Note, Commitment and rights and obligations, including, without limitation, the right to vote on decisions requiring consent or approval of all Lenders or Required Lenders and the obligation to fund its Commitment; provided, that (1) each such sale, assignment, or transfer (other than to an Affiliate or a Federal Reserve Bank) shall be in an aggregate principal amount not less than $5,000,000, (2) each remaining Lender shall at all times maintain Commitment then outstanding in an aggregate principal amount of at least equal to $5,000,000; (3) each such sale, assignment or transfer shall be of a Pro Rata Part of such Lender’s Commitment, (4) no Lender may offer to sell its Note or Notes, Commitment, rights and obligations or interests therein in violation of any securities laws; and (5) no such assignments (other than to a Federal Reserve Bank) shall become effective until the assigning Lender and its assignee delivers to Agent and Borrower an Assignment and Acceptance and the Note or Notes subject to such assignment and other documents evidencing any such assignment. An assignment fee in the amount of $3,500 for each such assignment (other than to an Affiliate, a Lender or the Federal Reserve Bank) will be payable by the transferring Lender to Agent by assignor or assignee. Within five (5) Business Days after its receipt of copies of the Assignment and Acceptance and the other documents relating thereto and the Note or Notes, Borrower shall execute and deliver to Agent (for delivery to the relevant assignee) a new Note or

Notes evidencing such assignee’s assigned Commitment and if the assignor Lender has retained a portion of its Commitment, a replacement Note in the principal amount of the Commitment retained by the assignor (except as provided in the last sentence of this paragraph (a) such Note or Notes to be in exchange for, but not in payment of, the Note or Notes held by such Lender). On and after the effective date of an assignment hereunder, the assignee shall for all purposes be a Lender, party to this Agreement and any other Loan Document executed by Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and no further consent or action by Borrower, Lenders or Agent shall be required to release the transferor Lender with respect to its Commitment assigned to such assignee and the transferor Lender shall henceforth be so released.
     (b) Each Lender shall have the right to grant participations in all or any part of such Lender’s Notes and Commitment hereunder to one or more pension plans, investment funds, insurance companies, financial institutions or other Persons, provided, that:
     (i) each Lender granting a participation shall retain the right to vote hereunder, and no participant shall be entitled to vote hereunder on decisions requiring consent or approval of Lender or Required Lenders (except as set forth in (iii) below);
     (ii) in the event any Lender grants a participation hereunder, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note or Notes for all purposes under the Loan Documents, and Agent, each Lender and Borrower shall be entitled to deal with the Lender granting a participation in the same manner as if no participation had been granted; and
     (iii) no participant shall ever have any right by reason of its participation to exercise any of the rights of Lenders hereunder, except that any Lender may agree with any participant that such Lender will not, without the consent of such participant (which consent may not be unreasonably withheld) consent to any amendment or waiver requiring approval of all Lenders.
     (c) It is understood and agreed that any Lender may provide to assignees and participants and prospective assignees and participants financial information and reports and data concerning Borrower’s properties and operations which was provided to such Lender pursuant to this Agreement, provided, that each recipient thereto has first agreed, for the benefit of Borrower, to hold such information, reports and data in confidence on the terms set out in Section 12(j) hereof.
     (d) Upon the reasonable request of either Agent or Borrower, each Lender will identify those to whom it has assigned or participated any part of its Notes and Commitment, and provide the amounts so assigned or participated.

     30. Choice of Forum: Consent to Service of Process and Jurisdiction. THE OBLIGATIONS OF BORROWER UNDER THE LOAN DOCUMENTS ARE PERFORMABLE IN TARRANT COUNTY, TEXAS. ANY SUIT, ACTION OR PROCEEDING AGAINST BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF TARRANT, OR IN THE UNITED STATES COURTS LOCATED IN TARRANT COUNTY, TEXAS AND BORROWER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURT BY THE MAILING THEREOF BY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER, AT THE ADDRESS FOR NOTICES AS PROVIDED IN SECTION 17. BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT BROUGHT IN THE COURTS LOCATED IN THE STATE OF TEXAS, COUNTY OF TARRANT, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     31. Waiver of Jury Trial. BORROWER, AGENT AND LENDERS HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     32. Other Agreements. THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     33. Financial Terms. All accounting terms used in this Agreement which are not specifically defined herein shall be construed in accordance with Accounting Principles.
     34. Tri-Party Loan. Texas Finance Code, Section 346 shall not apply to loans evidenced by this Agreement or the Notes.
     35. USA Patriot Act Notice. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.
     36. Original Credit Agreement. Effective upon the Effective Date, this Agreement shall supersede in its entirety the Credit Agreement dated November 23, 2004 between Borrower and Frost (as amended, the “Original Credit Agreement”); provided, however, that all loans, letters of credit, and other indebtedness, obligations and liabilities outstanding under the Original Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other indebtedness, obligations and liabilities under this Agreement and the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and the Loans, Letters of Credit, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Original Credit Agreement immediately prior to the date hereof, shall constitute the same loans, letters of credit, and other indebtedness, obligations and liabilities as outstanding under the Original Credit Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
[Signature Pages to Follow]

BORROWER:

APPROACH RESOURCES I, LP, a Texas limited partnership

By:	Approach Operating, LLC, a Delaware limited liability company, its general partner

By:	Approach Resources Inc., a Delaware corporation, its sole member

By:	/s/ J. Ross Craft
J. Ross Craft, President

AGENT:

THE FROST NATIONAL BANK
By:	/s/ John S. Warren
John S. Warren, Senior Vice President

 LENDERS:

Commitment Percentage 50%	THE FROST NATIONAL BANK

	By:	/s/ John S. Warren

John S. Warren, Senior Vice President

Commitment Percentage 50%	JPMORGAN CHASE BANK, NA

	By:	/s/ Wm. Mark Cranmer

Wm. Mark Cranmer, Senior Vice President

EXHIBIT “A”
NOTICE OF BORROWING
     The undersigned APPROACH RESOURCES I, LP, a Texas limited partnership (“Borrower”), is authorized to execute this Notice of Borrowing in the capacity stated below. With reference to that certain Amended and Restated Credit Agreement dated as of February ___, 2007 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Agreement”) entered into by and among Borrower and THE FROST NATIONAL BANK (“Agent”), and the financial institutions parties thereto (the “Lenders”), Borrower further certifies, represents and warrants that all of the foregoing statements are true and correct (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):
     (a) Borrower requests that Lenders advance Borrower on the Loan the aggregate sum of $                     by no later than                     . Immediately following such Advance, the aggregate outstanding balance of Advances shall equal $                     on the Loan.
     (b) This Advance shall be a: Base Rate Loan                      , or a Eurodollar Loan                     , (if Eurodollar please state requested Interest Period                      months).
     (c) As of the date hereof, and as a result of the making of the requested Advance, there does not and will not exist any Default or Event of Default.
     (d) Borrower has performed and complied in all material respects with all agreements and conditions contained in the Agreement which are required to be performed or complied with by Borrower before or on the date hereof.
     (e) The representations and warranties contained in the Agreement are true and correct in all material respects as of the date hereof and shall be true and correct in all material respects upon the making of the Advance, with the same force and effect as though made on and as of the date hereof and thereof (except to the extent such representations and warranties related solely to an earlier date).
     (f) No change that would cause a Material Adverse Effect to the condition, financial or otherwise, of Borrower has occurred since the most recent Financial Statement provided to Lenders.

1

          EXECUTED AND DELIVERED this                     day of                      , 200 ___.

APPROACH RESOURCES I, LP, a Texas limited partnership

By:	Approach Operating, LLC,
a Delaware limited liability company, its general partner

By:	Approach Resources Inc.,
a Delaware corporation, its sole member

By:
J. Ross Craft, President

2

EXHIBIT “B”
REVOLVING NOTE

$100,000,000.00	Fort Worth, Texas	February ___, 2007
     FOR VALUE RECEIVED, the undersigned APPROACH RESOURCES I, LP, a Texas limited partnership (“Borrower”), hereby unconditionally promises to pay to the order of THE FROST NATIONAL BANK and the other financial institutions named in the Credit Agreement (as hereinafter defined) (the “Lenders”) at the offices of THE FROST NATIONAL BANK (the “Agent”) in Tarrant County, Texas, the principal sum of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00), or so much thereof as may be advanced and outstanding at any time or from time to time pursuant to the Credit Agreement in lawful money of the United States of America together with interest from the date hereof until paid at the rates specified in the Credit Agreement. All payments of principal and interest due hereunder are payable at the offices of Agent at 777 Main Street, Suite ____, Fort Worth, Texas 76102, Attention: John S. Warren, or at such other address as Agent shall designate in writing to Borrower.
     The principal and all accrued interest on this Note shall be due and payable in accordance with the terms and provisions of the Credit Agreement.
     This Note is executed pursuant to that certain Credit Agreement (the “Credit Agreement”) dated of even date herewith by and among Borrower, the Agent and Lenders, and is one of the Notes referred to therein. Reference is made to the Credit Agreement and the Loan Documents (as that term is defined in the Credit Agreement) for a statement of prepayment rights and obligations of Borrower, for a statement of the terms and conditions under which the due date of this Note may be accelerated and for statements regarding other matters affecting this Note (including without limitation the obligations of the holder hereof to advance funds hereunder, principal and interest payment due dates, voluntary and mandatory prepayments, exercise of rights and remedies, payment of attorneys’ fees, court costs and other costs of collection and certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder). Upon the occurrence of an Event of Default (as that term is defined in the Credit Agreement and Loan Documents) the Agent may declare forthwith to be entirely and immediately due and payable the principal balance hereof and the interest accrued hereon, and the Lender shall have all rights and remedies of the Lender under the Credit Agreement and Loan Documents. This Note may be prepaid in accordance with the terms and provisions of the Credit Agreement.
     Regardless of any provision contained in this Note, the holder hereof shall never be entitled to receive, collect or apply, as interest on this Note, any amount in excess of the Maximum Rate (as such term is defined in the Credit Agreement), and, if the holder hereof ever receives, collects, or applies as interest any such amount which would be excessive interest, it shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the indebtedness evidenced hereby is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and the holder hereof shall, to the maximum extent permitted under applicable law (i) characterize any non-principal payment as an expense,

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fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the obligations evidenced by this Note and/or referred to in the Credit Agreement so that the interest rate is uniform throughout the entire term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term thereof and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the holder hereof shall refund to Borrower the amount of such excess or credit the amount of such excess against the indebtedness evidenced hereby, and, in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.
     If any payment of principal or interest on this Note shall become due on a day other than a Business Day (as such term is defined in the Credit Agreement), such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.
     If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees.
     Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to this Note and as to each and all installments hereof, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA AND THE LAWS OF THE STATE OF TEXAS. BORROWER AGREES THAT THIS NOTE IS PERFORMABLE IN TARRANT COUNTY, TEXAS AND THAT SUCH COUNTY IS PROPER VENUE FOR ANY ACTION OR PROCEEDING INVOLVING THIS NOTE TO THE EXCLUSION OF ALL OTHER VENUES.
     THIS INSTRUMENT SECURES A LINE OF CREDIT USED PRIMARILY FOR BUSINESS, COMMERCIAL OR AGRICULTURAL PURPOSES.
     THIS WRITTEN NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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          EXECUTED as of the date and year first above written.

BORROWER:

APPROACH RESOURCES I, LP, a Texas limited partnership

By:	Approach Operating, LLC,
a Delaware limited liability company, its general partner

By:	Approach Resources Inc.,
a Delaware corporation, its sole member

By:
J. Ross Craft, President

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EXHIBIT “C”
CERTIFICATE OF COMPLIANCE
     The undersigned APPROACH RESOURCES I, LP, a Texas limited partnership (“Borrowers”), hereby certifies that J. Ross Craft is authorized to execute this Certificate of Compliance (in the capacity stated in his signature below). With reference to that certain Amended and Restated Credit Agreement, dated as of February  , 2007 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Agreement”) entered into between the Borrower and THE FROST NATIONAL BANK as “Agent” and Lender, for itself and the Lenders signatory thereto (the “Lenders”), the undersigned further certifies, represents and warrants on behalf of Borrower that all of the following statements are true and correct (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):
     (a) Borrower has fulfilled in all material respects its obligations under the Notes and Loan Documents, including the Agreement, and all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects.
     (b) No Default or Event of Default has occurred under the Loan Documents, including the Agreement.
     (c) To the extent requested from time to time by the Agent, the certifying party shall specifically affirm compliance of Borrower in all material respects with any of its representations and warranties (except to the extent they relate solely to an earlier date) or obligations under said instruments.
     (d) Financial Computations for the period ending _____.
     (i) Current Ratio:
     EXECUTED, DELIVERED AND CERTIFIED TO this ___ day of ______, 200_.

APPROACH RESOURCES I, LP, a Texas limited partnership

By:	Approach Operating, LLC,
a Delaware limited liability company, its general partner

By:	Approach Resources Inc.,
a Delaware corporation, its sole member

By:
J. Ross Craft, President

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EXHIBIT “D”
ASSIGNMENT AND ACCEPTANCE AGREEMENT
     This Assignment Agreement (“Assignment Agreement”) between                      (the “Assignor”) and                      (the “Assignee”) is dated as of                     , 2007. The parties hereto agree as follows:
     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.
     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.
     4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.
     5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

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     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower [or Guarantor], (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower [or Guarantor], (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
     7. REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement and other Loan Documents, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with its terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.
     8. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Texas

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     9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.
     10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.
     IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

[ASSIGNOR]

By:

Title:

Address:

[ASSIGNEE]

By:

Title:

Address:

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(If required)
ACKNOWLEDGED AND CONSENTED TO:
THE FROST NATIONAL BANK,
as Agent

By:
John S. Warren, Senior Vice President

APPROACH RESOURCES I, LP, a Texas limited partnership

By:	Approach Operating, LLC, a Delaware limited liability company, its general partner

By:	Approach Resources Inc., a Delaware corporation, its sole member

By:
J. Ross Craft, President

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SCHEDULE 1
to Assignment Agreement

1.	Description and Date of Credit Agreement: $100,000,000 Amended and Restated Credit Agreement dated February ____, 2007

2.	Date of Assignment Agreement: , 2007

3.	Amounts (As of Date of Item 2 above):		Facility			Facility			Facility			Facility
				1*			2*			3*			4*

	a.	Assignee’s percentage of each
Facility purchased under the
		Assignment Agreement**			%			%			%			%

	b.	Amount of each Facility purchased
		under the Assignment Agreement***	$			$			$			$

4.	Assignee’s Commitment (or Loans with respect to terminated Commitments) purchased hereunder:					$

5.	Proposed Effective Date:

6.	Non-standard Recordation Fee Arrangement

[Assignor/Assignee to pay 100% of fee] [Fee waived by Agent]

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:

Title:	Title:

ACCEPTED AND CONSENTED TO BY APPROACH RESOURCES I, LP, a Texas limited partnership	ACCEPTED AND CONSENTED TO BY THE FROST NATIONAL BANK

By:

By:	Approach Operating, LLC, a Delaware limited liability company, its general partner		John S. Warren, Senior Vice President

By:	Approach Resources, Inc., a Delaware corporation, its sole member

By:
J. Ross Craft, President

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